================================================================================


                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                   FORM 8-K
                                CURRENT REPORT

                    Pursuant to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934

                       Date of Report: October 25, 2000


================================================================================


     Exact Name of Registrant                 Commission     I.R.S. Employer
     as Specified in Its Charter             File Number    Identification No.
     ---------------------------             -----------    ------------------

     Hawaiian Electric Industries, Inc.           1-8503        99-0208097
     Hawaiian Electric Company, Inc.              1-4955        99-0040500


================================================================================


                                State of Hawaii
              --------------------------------------------------
                (State or other jurisdiction of incorporation)


                900 Richards Street, Honolulu, Hawaii 96813
        ----------------------------------------------------------------
             (Address of principal executive offices and zip code)


Registrant's telephone number, including area code:

            (808) 543-5662 - Hawaiian Electric Industries, Inc. (HEI)
            (808) 543-7771 - Hawaiian Electric Company, Inc. (HECO)

                                     None
        ----------------------------------------------------------------
         (Former name or former address, if changed since last report.)


================================================================================

Item 5. Other Events

Forward-looking statements

This report and other presentations made by Hawaiian Electric Industries, Inc.
(HEI) and its subsidiaries contains "forward-looking statements," which include statements that are predictive in nature, depend upon or refer to future events or conditions, and/or include words such as "expects", "anticipates", "intends", "plans", "believes", "estimates" or similar expressions. In addition, any statements concerning future financial performance (including future revenues, earnings or growth rates), ongoing business strategies or prospects and possible future actions, which may be provided by management are also forward-looking statements. Forward-looking statements are based on current expectations and projections about future events and are subject to risks, uncertainties and assumptions about HEI and its subsidiaries, the performance of the industries in which they do business and economic and market factors, among other things. These statements are not guaranties of future performance. Such risks, uncertainties and other important factors could cause actual results to differ materially from those in the forward-looking statements and include, but are not limited to, the following:
 .    the effect of international, national and local economic conditions, including the condition of the Hawaii tourist and construction industries and the Hawaii housing market;
 .    the effects of weather and natural disasters;
 .    product demand and market acceptance risks;
 .    increasing competition in the electric utility, banking and international power industries;
 .    capacity and supply constraints or difficulties;
 .    fuel oil price changes;
 .    new technological developments;
 .    federal, state and international governmental and regulatory actions, including changes in laws, rules and regulations applicable to HEI and its subsidiaries, decisions in rate cases and on permitting issues, required corrective actions and changes in taxation;
 .    the results of financing efforts;
 .    the timing and extent of changes in interest rates;
 .    the timing and extent of changes in foreign currency exchange rates;
 .    the convertibility and availability of foreign currency;
 .    the availability and pricing of forward contracts;
 .    political and business risks inherent in doing business in developing countries;
 .    the risks associated with the installation of new computer systems;
 .    the risk that ASB Realty Corporation fails to qualify as a real estate investment trust for federal and state income tax purposes, in which case it would be subject to regular corporate income taxation; and
 .    other risks or uncertainties described elsewhere in this report and in other periodic reports previously and subsequently filed by HEI and/or Hawaiian Electric Company, Inc. (HECO) with the Securities and Exchange Commission (SEC).
Forward-looking statements speak only as of the date of this report.

News release
------------

On October 24, 2000, HEI issued the following news release:

HAWAIIAN ELECTRIC INDUSTRIES, INC. REPORTS THIRD QUARTER 2000 EARNINGS

         HONOLULU -- Hawaiian Electric Industries, Inc. (NYSE - HE) today reported net income for the three months ended September 30, 2000 of $22.0 million, or 68 cents per share, compared with $21.6 million, or 67 cents per share, in the same quarter of 1999. For the nine months ended September 30, 2000, net income was $70.1 million, or $2.16 per share, compared with $65.1 million, or $2.02 per share, in the same period last year.

          "Earnings this quarter were basically flat compared to the same period last year. Strong results from our utilities and savings bank offset higher losses from our international power group. Our operations in Hawaii continue to benefit from an improving economy. Utility net income was up 23% and savings bank net income was up 15%. Meanwhile, the deterioration of the Philippine peso and higher fuel prices continue to hurt results of our international power operations," said Robert F. Clarke, HEI chairman, president and chief executive officer.

         Electric utility net income during the quarter was $25.0 million versus $20.3 million in the same quarter last year. Net income for the nine months was $72.8 million versus $56.6 million in the same period of 1999.

         "Electric utility net income improved this quarter primarily due to higher kilowatthour sales and lower other operation expenses," said Clarke. Kilowatthour sales increased by 3% during the quarter compared to the same quarter last year due to Hawaii's improving economy and warmer weather. Hawaii visitor days were up 2% in July and August 2000 compared to the same months in 1999. Cooling degree days on Oahu in the third quarter were 6% higher than the same quarter in 1999.

         Savings bank net income in the second quarter was $9.8 million compared to $8.5 million in the same quarter last year. Net income for the nine months was $30.4 million versus $26.1 million in the same period of 1999.

         "Earnings at our savings bank improved this quarter primarily reflecting higher net interest income," said Clarke. The bank's average earning assets were up 6% compared to the same quarter of last year. The bank's interest rate spread - the difference between the yield on earning assets and the cost of funds - was 3.11% in the recent quarter versus 3.22% in the same quarter of 1999.

         The net loss for the international power operation during the quarter was $9.5 million compared to $1.4 million in the same quarter last year. The net loss for the nine months was $19.2 million versus $3.7 million in the same period of 1999.

         The higher net loss this quarter is primarily attributable to the investment in East Asia Power Resources Corporation (EAPRC), a Philippine power company. Higher fuel oil prices and the weakened value of the Philippine peso negatively impacted EAPRC results to date. HEI's international power group effectively owns a 46% interest of EAPRC and its investment in EAPRC has been reduced to $70 million primarily as a result of losses recognized through the third quarter. Despite hedging strategies implemented to date, future fuel oil price and foreign currency fluctuations will continue to impact EAPRC results. It is currently expected that EAPRC will incur further losses in the fourth quarter of 2000 and future periods unless there is significant strengthening of the Philippine peso, significantly lower fuel oil prices and/or significantly higher tariffs.

         The financial results of HEI's other subsidiaries and the corporate parent this quarter reflect a lower net loss than during the same period in 1999. Last year's results included an expected $2 million after-tax loss on the sale of the maritime freight transportation companies. In the fourth quarter of 1999, the sale closed at a break even and the expected loss was reversed.

         Management continues to be encouraged by the impact of Hawaii's improving economy on the results of its electric utility and banking subsidiaries. However, due to the losses at EAPRC, management continues to expect consolidated HEI earnings for the year 2000 to be lower than 1999.

         HEI is a diversified holding company. Its core businesses are electric utilities, a savings bank and an international power subsidiary.

         Refer to HEI's Form 8-K filed on October 25, 2000 for further information. Supplemental financial information is also available on HEI's website at http://www.hei.com.
           ------------------

Hawaiian Electric Industries, Inc. and subsidiaries
CONSOLIDATED STATEMENTS OF INCOME

(unaudited)                                                 Three months                 Nine months                 Twelve months
(in thousands,                                       ended September 30,         ended September 30,           ended September 30,
    except per share amounts)                          2000         1999          2000          1999           2000           1999
---------------------------------------------------------------------------------------------------------------------------------
Revenues
Electric utility                                 $ 337,324    $ 277,283    $  934,574    $  767,346    $ 1,222,432     $1,021,135
Savings bank                                       114,300      102,624       333,266       304,663        438,516        408,222
International power                                 (5,719)         933        (8,004)        3,257         (6,797)         4,411
Other                                                  (38)      11,610         1,042        39,119         15,632         52,941
                                                 ---------    ---------    ----------    ----------    -----------     ----------
                                                   445,867      392,450     1,260,878     1,114,385      1,669,783      1,486,709
                                                 ---------    ---------    ----------    ----------    -----------     ----------
Expenses
Electric utility                                   284,031      230,811       778,036       635,637      1,022,889        847,501
Savings bank                                        97,321       87,705       280,782       258,824        371,519        350,812
International power                                  3,038        2,315         9,635         6,751         12,079          8,422
Other                                                  967       15,068         6,587        43,880         12,880         58,909
                                                 ---------    ---------    ----------    ----------    -----------     ----------
                                                   385,357      335,899     1,075,040       945,092      1,419,367      1,265,644
                                                 ---------    ---------    ----------    ----------    -----------     ----------
Operating income (loss)
Electric utility                                    53,293       46,472       156,538       131,709        199,543        173,634
Savings bank                                        16,979       14,919        52,484        45,839         66,997         57,410
International power                                 (8,757)      (1,382)      (17,639)       (3,494)       (18,876)        (4,011)
Other                                               (1,005)      (3,458)       (5,545)       (4,761)         2,752         (5,968)
                                                 ---------    ---------    ----------    ----------    -----------     ----------
                                                    60,510       56,551       185,838       169,293        250,416        221,065
                                                 ---------    ---------    ----------    ----------    -----------     ----------
Interest expense--other than savings bank          (19,261)     (17,600)      (58,489)      (54,488)       (76,632)       (71,667)
Allowance for borrowed funds
   used during construction                            807          716         2,220         1,955          2,841          2,725
Preferred stock dividends of subsidiaries             (501)        (498)       (1,505)       (1,624)        (2,016)        (3,122)
Preferred securities distributions of
   trust subsidiaries                               (4,008)      (4,009)      (12,026)      (12,016)       (16,035)       (15,284)
Allowance for equity funds
   used during construction                          1,505        1,176         4,102         3,202          5,128          4,527
                                                 ---------    ---------    ----------    ----------    -----------     ----------
Income from continuing operations
   before income taxes                              39,052       36,336       120,140       106,322        163,702        138,244
Income taxes                                        17,003       14,704        50,019        41,180         65,829         51,993
                                                 ---------    ---------    ----------    ----------    -----------     ----------
Income from continuing operations                   22,049       21,632        70,121        65,142         97,873         86,251
Gain on disposal of discontinued
   operations, net of income taxes                       -            -             -             -          3,953              -
                                                 ---------    ---------    ----------    ----------    -----------     ----------
Net income                                       $  22,049    $  21,632    $   70,121    $   65,142    $   101,826     $   86,251
                                                 =========    =========    ==========    ==========    ===========     ==========
Per common share
    Basic earnings (loss)
        Continuing operations                    $    0.68    $    0.67    $     2.16    $     2.02    $      3.02          $2.68
        Discontinued operations                          -            -             -             -           0.12              -
                                                 ---------    ---------    ----------    ----------    -----------     ----------
                                                 $    0.68    $    0.67    $     2.16    $     2.02    $      3.14          $2.68
                                                 =========    =========    ==========    ==========    ===========     ==========
   Diluted earnings (loss)
        Continuing operations                    $    0.67    $    0.67    $     2.15    $     2.02    $      3.01          $2.67
        Discontinued operations                          -            -             -             -           0.12              -
                                                 ---------    ---------    ----------    ----------    -----------     ----------
                                                 $    0.67    $    0.67    $     2.15    $     2.02    $      3.13          $2.67
                                                 =========    =========    ==========    ==========    ===========     ==========
   Dividends                                     $    0.62    $    0.62    $     1.86    $     1.86    $      2.48          $2.48
                                                 =========    =========    ==========    ==========    ===========     ==========
Weighted-average number of
   common shares outstanding                        32,642       32,203        32,438        32,180         32,381         32,155
                                                 =========    =========    ==========    ==========    ===========     ==========
Adjusted weighted-average shares                    32,777       32,294        32,570        32,277         32,513         32,268
                                                 =========    =========    ==========    ==========    ===========     ==========

Income (loss) from continuing operations by
 segment
   Electric utility                              $  25,020    $  20,315    $   72,759    $   56,620    $    91,361     $   74,469
   Savings bank                                      9,815        8,499        30,432        26,081         39,763         32,728
   International power                              (9,527)      (1,434)      (19,242)       (3,660)       (20,671)        (4,299)
   Other                                            (3,259)      (5,748)      (13,828)      (13,899)       (12,580)       (16,647)
                                                 ---------    ---------    ----------    ----------    -----------     ----------
Income from continuing operations                $  22,049    $  21,632    $   70,121    $   65,142    $    97,873     $   86,251
                                                 =========    =========    ==========    ==========    ===========     ==========

This information should be read in conjunction with the consolidated financial statements and the notes thereto incorporated by reference in HEI's Annual Report on SEC Form 10-K for the year ended December 31, 1999 and the consolidated financial statements and the notes thereto in HEI's Quarterly Report on SEC Form 10-Q for the quarters ended March 31, 2000, June 30, 2000 and September 30, 2000 (when filed).

Results of operations for interim periods are not necessarily indicative of results to be expected for future interim periods or the full year.

                         ### (End of news release) ###
                         -----------------------------

Philippines investment
----------------------
On March 7, 2000, an indirect subsidiary of HEI Power Corp. (HEIPC) acquired a 50% interest in EPHE Philippines Energy Company, Inc. (EPHE), an indirect subsidiary of El Paso Energy Corporation (EPEC), for $87.5 million plus up to an additional $6 million of payments that are contingent upon future earnings of East Asia Power Resources Corporation (EAPRC). EPHE owns approximately 91.7% of the common shares of EAPRC, a Philippines holding company primarily engaged in the electric generation business in Manila and Cebu through its direct and indirect subsidiaries, using land and barge-based generating facilities fired by bunker fuel oil, with total installed capacity of approximately 390 MW. HEIPC and its subsidiaries (the HEIPC Group) accounts for its investment in EPHE under the equity method of accounting. Revenues for the international power segment for the third quarter and first nine months of 2000 include the equity in net losses of EPHE. The net losses of EPHE do not result in any tax deduction or benefit to HEI for U.S. tax purposes. HEI consolidates the accounts of the HEIPC Group on a one-month lag due to the time needed to consolidate HEIPC's subsidiaries. At September 30, 2000, the Company's investment in EPHE was $69.7 million. The decline in carrying value from $87.5 million was due to the equity in net losses, goodwill amortization and a negative $3.5 million foreign currency translation adjustment.

The Company evaluates equity investments when events or changes in circumstances indicate that the carrying value of such assets may not be recoverable. Due to the net losses incurred in the second and third quarters of 2000 from the investment in EPHE and the changes in the political and economic conditions related to the investment (e.g., devaluation of the Philippine peso and increase in fuel oil prices), management has evaluated the investment for impairment. The determination of whether an impairment has occurred is based on an estimate of undiscounted future cash flows (excluding interest) attributable to the investment, as compared to the carrying value of the investment. As of September 30, 2000, based upon current conditions and assumptions, no writedown of the investment in EPHE is required for financial statement purposes based on the estimated undiscounted future cash flows (excluding interest) attributable to the investment. However, if estimates or circumstances change, it may be necessary for the Company to adjust the carrying value of its investment down to the then estimated fair value and any such adjustment would likely be material.

In connection with and subsequent to the HEIPC Group's investment in EPHE, HEI has guaranteed up to $35 million of existing and potential obligations related to this investment.

Special Purpose Revenue Bonds
-----------------------------
It is anticipated that the Department of Budget and Finance of the State of Hawaii will issue and sell, in November 2000, $66 million aggregate principal amount of refunding special purpose revenue bonds on behalf of HECO and Maui Electric Company, Limited (MECO). The proceeds from the sale of the refunding revenue bonds (exclusive of accrued interest), if issued, will be used to provide a portion of the funds required to refund $21 million aggregate principal amount of 7.6% Series 1990B Revenue Bonds and $45 million aggregate principal amount of 7 3/8% Series 1990C Revenue Bonds prior to stated maturity.

The following provides financial information for HECO and its subsidiaries as of and for the third quarter and the nine months ended September 30, 2000, and other updated information, in advance of the filing by HEI and HECO of their jointly-filed Form 10-Q for the quarter ended September 30, 2000.

Hawaiian Electric Company, Inc. and subsidiaries
Consolidated balance sheets (unaudited)

                                                                               September 30,         December 31,
(in thousands, except par value)                                                   2000                  1999
-----------------------------------------------------------------------------------------------------------------
Assets
Utility plant, at cost
   Land...................................................................   $        28,999      $        30,952
   Plant and equipment....................................................         2,925,970            2,851,126
   Less accumulated depreciation..........................................        (1,147,681)          (1,076,373)
   Plant acquisition adjustment, net......................................               419                  458
   Construction in progress...............................................           166,937              151,981
                                                                             ---------------      ---------------
         Net utility plant................................................         1,974,644            1,958,144
                                                                             ---------------      ---------------
Current assets
   Cash and equivalents...................................................             3,432                1,966
   Customer accounts receivable, net......................................            80,578               68,768
   Accrued unbilled revenues, net.........................................            59,918               53,830
   Other accounts receivable, net.........................................             1,642                2,172
   Fuel oil stock, at average cost........................................            31,135               34,954
   Materials and supplies, at average cost................................            20,134               20,046
   Prepayments and other..................................................             4,619                4,649
                                                                             ---------------      ---------------
         Total current assets.............................................           201,458              186,385
                                                                             ---------------      ---------------
Other assets
   Regulatory assets......................................................           116,299              114,759
   Other..................................................................            38,906               43,521
                                                                             ---------------      ---------------
         Total other assets...............................................           155,205              158,280
                                                                             ---------------      ---------------
                                                                             $     2,331,307      $     2,302,809
                                                                             ===============      ===============
Capitalization and liabilities
Capitalization
   Common stock, $6 2/3 par value, authorized
      50,000 shares; outstanding 12,806 shares............................   $        85,387      $        85,387
   Premium on capital stock...............................................           295,611              295,510
   Retained earnings......................................................           448,208              425,206
                                                                             ---------------      ---------------
         Common stock equity..............................................           829,206              806,103
   Cumulative preferred stock - not subject to mandatory redemption.......            34,293               34,293
   HECO-obligated mandatorily redeemable trust preferred securities of
    subsidiary trusts holding solely HECO and HECO-guaranteed debentures..           100,000              100,000
   Long-term debt, net....................................................           659,324              646,029
                                                                             ---------------      ---------------
         Total capitalization.............................................         1,622,823            1,586,425
                                                                             ---------------      ---------------
Current liabilities
   Short-term borrowings from nonaffiliates and affiliate.................            82,303              107,013
   Accounts payable.......................................................            54,360               52,116
   Interest and preferred dividends payable...............................            17,817                8,160
   Taxes accrued..........................................................            92,279               66,535
   Other..................................................................             9,114               31,485
                                                                             ---------------      ---------------
         Total current liabilities........................................           255,873              265,309
                                                                             ---------------      ---------------
Deferred credits and other liabilities
   Deferred income taxes..................................................           137,710              131,105
   Unamortized tax credits................................................            48,033               48,206
   Other..................................................................            58,552               65,462
                                                                             ---------------      ---------------
         Total deferred credits and other liabilities.....................           244,295              244,773
                                                                             ---------------      ---------------
Contributions in aid of construction......................................           208,316              206,302
                                                                             ---------------      ---------------
                                                                             $     2,331,307      $     2,302,809
                                                                             ===============      ===============

See accompanying notes to HECO's consolidated financial statements.

Hawaiian Electric Company, Inc. and subsidiaries
Consolidated statements of income (unaudited)

                                                               Three months ended                 Nine months ended
(in thousands, except for ratio of earnings                       September 30,                     September 30,
                                                          ------------------------------    ------------------------------
to fixed charges)                                             2000             1999             2000             1999
--------------------------------------------------------------------------------------------------------------------------
Operating revenues......................................  $     335,263    $     275,925    $     930,167    $     763,408
                                                          -------------    -------------    -------------    -------------
Operating expenses
Fuel oil................................................        95,883           58,942          262,130          151,046
Purchased power.........................................        85,092           71,952          225,762          199,581
Other operation.........................................        30,582           35,730           85,787          100,530
Maintenance.............................................        16,156           14,436           42,311           41,324
Depreciation............................................        24,605           23,322           73,269           70,041
Taxes, other than income taxes..........................        31,615           26,039           87,981           72,459
Income taxes............................................        15,828           13,419           46,222           36,208
                                                         -------------    -------------    -------------    -------------
                                                               299,761          243,840          823,462          671,189
                                                         -------------    -------------    -------------    -------------
Operating income........................................        35,502           32,085          106,705           92,219
                                                         -------------    -------------    -------------    -------------
Other income
Allowance for equity funds used during construction....          1,505            1,176            4,102            3,202
Other, net.............................................          1,856              998            3,569            3,370
                                                         -------------    -------------    -------------    -------------
                                                                 3,361            2,174            7,671            6,572
                                                         -------------    -------------    -------------    -------------
Income before interest and other charges...............         38,863           34,259          114,376           98,791
                                                         -------------    -------------    -------------    -------------
Interest and other charges
Interest on long-term debt.............................         10,024           10,313           29,876           30,139
Amortization of net bond premium and expense...........            485              436            1,452            1,203
Other interest charges.................................          1,725            1,494            5,257            5,414
Allowance for borrowed funds used during construction..           (807)            (716)          (2,220)          (1,955)
Preferred stock dividends of subsidiaries..............            228              229              686              716
Preferred securities distributions of trust
 subsidiaries..........................................          1,918            1,919            5,756            5,746
                                                         -------------    -------------    -------------    -------------
                                                                13,573           13,675           40,807           41,263
                                                         -------------    -------------    -------------    -------------

Income before preferred stock dividends of HECO........         25,290           20,584           73,569           57,528
Preferred stock dividends of HECO......................            270              269              810              908
                                                         -------------    -------------    -------------    -------------
Net income for common stock............................  $      25,020    $      20,315    $      72,759    $      56,620
                                                         =============    =============    =============    =============

Ratio of earnings to fixed charges (SEC method)........                                             3.68             3.07
                                                                                           =============    =============

Hawaiian Electric Company, Inc. and subsidiaries
Consolidated statements of retained earnings (unaudited)

                                                                Three months ended                 Nine months ended
                                                                   September 30,                     September 30,
                                                         ------------------------------    ------------------------------
(in thousands)                                                  2000             1999             2000             1999
-------------------------------------------------------------------------------------------------------------------------
Retained earnings, beginning of period................   $     441,199    $     415,944    $     425,206    $     405,836
Net income for common stock...........................          25,020           20,315           72,759           56,620
Common stock dividends................................         (18,011)         (14,419)         (49,757)         (40,616)
                                                         -------------    -------------    -------------    -------------
Retained earnings, end of period......................   $     448,208    $     421,840    $     448,208    $     421,840
                                                         =============    =============    =============    =============

HEI owns all the common stock of HECO. Therefore, per share data with respect to shares of common stock of HECO are not meaningful.

See accompanying notes to HECO's consolidated financial statements.

Hawaiian Electric Company, Inc. and subsidiaries
Consolidated statements of cash flows (unaudited)

                                                                                                   Nine months ended
                                                                                                     September 30,
                                                                                        --------------------------------------
(in thousands)                                                                               2000                   1999
------------------------------------------------------------------------------------------------------------------------------
Cash flows from operating activities
Income before preferred stock dividends of HECO......................................     $ 73,569              $  57,528
Adjustments to reconcile income before preferred stock dividends of HECO to net cash provided by operating activities
      Depreciation of property, plant and equipment..................................       73,269                 70,041
      Other amortization.............................................................        5,379                  4,718
      Deferred income taxes..........................................................        6,605                    313
      Tax credits, net...............................................................        1,016                  1,568
      Allowance for equity funds used during construction............................       (4,102)                (3,202)
      Changes in assets and liabilities
           Decrease (increase) in accounts receivable................................      (11,280)                 4,135
           Increase in accrued unbilled revenues.....................................       (6,088)                (4,123)
           Decrease (increase) in fuel oil stock.....................................        3,819                 (9,793)
           Increase in materials and supplies........................................          (88)                (2,044)
           Increase in regulatory assets.............................................       (2,707)                (2,464)
           Increase in accounts payable..............................................        2,244                 10,741
           Changes in other assets and liabilities...................................       13,359                 17,546
                                                                                          --------              ---------
Net cash provided by operating activities............................................      154,995                144,964
                                                                                          --------              ---------
Cash flows from investing activities
Capital expenditures.................................................................      (88,955)               (68,714)
Contributions in aid of construction.................................................        6,713                  6,327
Proceeds from sale of assets.........................................................            -                  1,499
Payments on notes receivable.........................................................          138                  1,199
                                                                                          --------              ---------
Net cash used in investing activities................................................      (82,104)               (59,689)
                                                                                          --------              ---------
Cash flows from financing activities
Common stock dividends...............................................................      (49,757)               (40,616)
Preferred stock dividends............................................................         (810)                  (908)
Preferred securities distributions of trust subsidiaries.............................       (5,756)                (5,746)
Proceeds from issuance of long-term debt.............................................       13,150                 73,052
Repayment of long-term debt..........................................................            -                (50,000)
Redemption of preferred stock........................................................            -                (47,080)
Net decrease in short-term borrowings from nonaffiliates and affiliate
   with original maturities of three months or less..................................      (24,710)               (36,302)
Other................................................................................       (3,542)                (6,279)
                                                                                          --------              ---------
Net cash used in financing activities................................................      (71,425)              (113,879)
                                                                                          --------              ---------
Net increase (decrease) in cash and equivalents......................................        1,466                (28,604)
Cash and equivalents, beginning of period............................................        1,966                 54,783
                                                                                          --------              ---------
Cash and equivalents, end of period..................................................     $  3,432              $  26,179
                                                                                          --------              ---------

See accompanying notes to HECO's consolidated financial statements.

Hawaiian Electric Company, Inc. and subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2000 and 1999
(Unaudited)
-------------------------------------------------------------------------------

(1) Basis of presentation
--------------------------

The accompanying unaudited consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (GAAP) for interim financial information and with the instructions to SEC Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by GAAP for complete financial statements. In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the balance sheet and the reported amounts of revenues and expenses for the period. Actual results could differ significantly from those estimates. The accompanying unaudited consolidated financial statements should be read in conjunction with the consolidated financial statements and the notes thereto incorporated by reference in HECO's Annual Report on SEC Form 10-K for the year ended December 31, 1999 and the consolidated financial statements and the notes thereto in HECO's Quarterly Reports on SEC Form 10-Q for the quarters ended March 31, 2000 and June 30, 2000.

In the opinion of HECO's management, the accompanying unaudited consolidated financial statements contain all material adjustments required by GAAP to present fairly the financial position of HECO and its subsidiaries as of September 30, 2000 and December 31, 1999, and the results of their operations for the three and nine months ended September 30, 2000 and 1999, and their cash flows for the nine months ended September 30, 2000 and 1999. All such adjustments are of a normal recurring nature, unless otherwise disclosed in this Form 10-Q or other referenced material. Results of operations for interim periods are not necessarily indicative of results for the full year.

Certain reclassifications have been made to prior periods' consolidated financial statements to conform to the 2000 presentation.

(2) Retirement benefits
-----------------------

Change in method of calculating market-related value of retirement benefit plan assets

Since 1993, HECO and its subsidiaries have determined the market-related value of retirement benefit (pension and other postretirement benefits) plan assets by calculating the difference between the expected return and the actual return on the fair value of the plan assets, then amortizing the difference over future years -- 0% in the first year and 25% in years two to five, and finally subtracting the unamortized differences for the past four years from fair value. In the first quarter of 2000, the method of calculating the market-related value of the plan assets was changed to include a 15% range around the fair value of such assets (i.e., 85% to 115% of fair value). If the market-related value is outside the 15% range, then the amount outside the range will be recognized immediately in the calculation of annual net periodic benefit cost. If the market-related value remains within the 15% range, HECO and its subsidiaries will continue to amortize the difference over future years using the amortization method previously used. This change in accounting principle is preferable because it results in calculated asset values of the plans that more closely approximate fair value, while still mitigating the effect of annual fair value fluctuations. No range was used in prior years as the market-related value of the plan assets has been within the 15% range at each yearend from 1993 to 1998. Therefore, the cumulative effect of this change is nil. The effect of the change in accounting principle on the first nine months of 2000 was to increase net income approximately $3 million.

Change in discount rate

HECO and its subsidiaries changed the discount rate used to calculate the net periodic costs of pension and other postretirement benefits from 6.5% at December 31, 1998 to 7.75% at December 31, 1999 based on interest rates prevailing at the time. The effect of the change was to reduce the projected benefit obligation at December 31, 1999 by approximately $102 million and to increase net income by approximately $4 million for the first nine months of 2000.

(3) Regulatory assets
---------------------

Regulatory asset related to Barbers Point Tank Farm project costs

In 1989, HECO began planning and engineering for a combined cycle unit addition as a contingency in the event an independent power producer was not able to deliver firm power to HECO as planned. Subsequently, HECO's planning and engineering work expanded from contingency planning to adding new generation. In December 1991, HECO filed an application for the installation of a nominal 200 MW combined cycle power plant located at HECO's Barbers Point Tank Farm. Due to changes in circumstances, the expected timing for HECO's next generating unit was significantly delayed, and HECO withdrew its application in May 1993.

In August 1994, HECO informed the PUC that, consistent with past and current company practices, the $5.8 million in accumulated project costs would be allocated primarily to ongoing active capital projects as part of the engineering clearing. The PUC advised HECO to file an application, which it did in February 1995. The Consumer Advocate objected to the accounting treatment proposed by HECO.

To simplify and expedite the proceeding, in September 2000, HECO and the Consumer Advocate reached an agreement on the accounting treatment, subject to PUC approval. Acceptance of the agreement by the parties was without prejudice to any position either of them may take in this or any subsequent proceeding. Under the agreement, $4.5 million of the $5.8 million total project costs will be amortized to operating expense ratably over a five-year period after receiving PUC approval. In September 2000, HECO adjusted the project costs to reflect the agreement with the Consumer Advocate, resulting in an after tax write-off of $0.8 million. The PUC's approval of the agreement has been requested.

Integrated Resource Planning costs

In 1992, the PUC established a framework for Integrated Resource Planning (IRP) and ordered the companies to develop an integrated resource plan in accordance with the IRP framework. The framework also provides that the utilities are entitled to recover appropriate IRP and implementation costs. Each year, the electric utilities submit a budget of the IRP costs for the upcoming year, and request subsequent recovery of the actual costs incurred. Actual IRP costs incurred since 1995 have been recorded as a regulatory asset, and the electric utilities have been awaiting PUC approval for recovery of those costs.

In July 2000, pursuant to a stipulation filed by the electric utilities and the parties in the IRP cost proceedings, the PUC issued an order allowing the electric utilities to begin recovering the 1995 through 1999 IRP costs (over a 12 month period for HECO and a 24 month period for HELCO and MECO), subject to refund with interest, pending the PUC's final decision and order approving recovery of each respective year's IRP costs. On September 1, 2000, the electric utilities began recovering 1995 through 1999 IRP costs through a surcharge on customers bills. As of September 30, 2000, the amounts recorded, subject to refund with interest, amounted to $0.8 million.

(4) Cash flows
--------------

Supplemental disclosures of cash flow information

Cash paid for interest (net of capitalized amounts) and income taxes was as follows:

                                                              Nine months ended September 30,
                                                              -------------------------------
(in thousands)                                                   2000              1999
---------------------------------------------------------------------------------------------
Interest.............................................          $24,298           $28,786
                                                               =======           =======
Income taxes.........................................          $20,941           $17,352
                                                               =======           =======

Supplemental disclosure of noncash activities

The allowance for equity funds used during construction, which was charged to construction in progress as part of the cost of electric utility plant, amounted to $4.1 million and $3.2 million for the nine months ended September 30, 2000 and 1999, respectively.

(5) Commitments and contingencies
---------------------------------

HELCO power situation

Background. In 1991, Hawaii Electric Light Company, Inc. (HELCO) began planning
----------
to meet increased electric generation demand forecasted for 1994. HELCO's plans were to install at its Keahole power plant two 20 MW combustion turbines (CT-4 and CT-5), followed by an 18 MW heat steam recovery generator (ST-7), at which time these units would be converted to a 56 MW (net) dual-train combined-cycle
(DTCC) unit. In January 1994, the Public Utilities Commission of the State of Hawaii (PUC) approved expenditures for CT-4, which HELCO had planned to install in late 1994.

The timing of the installation of HELCO's phased DTCC unit at the Keahole power plant site has been revised on several occasions due to delays, described below, in (a) obtaining approval from the Hawaii Board of Land and Natural Resources
(BLNR) of a Conservation District Use Permit (CDUP) amendment and (b) obtaining from the Department of Health of the State of Hawaii (DOH) and the U.S. Environmental Protection Agency (EPA) a Prevention of Significant Deterioration/Covered Source permit (PSD permit) for the Keahole power plant site. The delays are also attributable to lawsuits, claims and petitions filed by independent power producers (IPPs) and other parties challenging these permits and objecting to the expansion, alleging among other things that (1) operation of the expanded Keahole site would not comply with land use regulations (including noise standards) and HELCO's land patent; (2) HELCO cannot operate the plant within current air quality standards; and (3) HELCO could alternatively purchase power from IPPs to meet increased electric generation demand.

CDUP amendment. On July 10, 1997, the Third Circuit Court of the State of Hawaii
---------------
issued its Amended Findings of Fact, Conclusions of Law, Decision and Order addressing HELCO's appeal of an order of the BLNR, along with other consolidated civil cases relating to HELCO's application for a CDUP amendment. Because the BLNR failed to take valid agency action or render a proper decision within the 180 day statutory deadline (as calculated by the Court), the Court ruled that HELCO was automatically entitled to put its land to the uses requested in its CDUP amendment application pursuant to the default provision of Section 183-41, Hawaii Revised Statutes (HRS). This decision allowed HELCO to use its Keahole property as requested in its application. An amended order to the same effect was issued on August 18, 1997. Final judgments have been entered in all of the consolidated cases. Appeals with respect to the final judgments for certain of the cases have been filed with the Hawaii Supreme Court. Motions filed with the Third Circuit Court to stay the effectiveness of the judgments pending resolution of the appeals were denied in April and July 1998 (in response to a motion for reconsideration). In August 1998, the Hawaii Supreme Court denied nonhearing motions for stay of final judgment pending resolution of the appeals. Management believes that HELCO will ultimately prevail on appeal and that the final judgments of the Third Circuit Court will be upheld.

The final judgment with respect to HELCO's entitlement to automatically put its land to the uses requested in its CDUP amendment application (which is in part 1 of the final judgment, and is referred to as HELCO's "default entitlement") was entered February 11, 1998. The final judgment states that HELCO must comply with the conditions in its application (part 2 of the final judgment), and that the standard conditions in Section 13-2-21 of the Hawaii Administrative Rules (HAR), the rules of the Department of Land and Natural Resources (DLNR), apply to the extent the standard conditions are not incompatible with HRS Section 183-41 (part 3 of the final judgment). On August 17, 1999, certain plaintiffs filed a joint motion to enforce parts 2 and 3 of the final judgment (relating to applicable conditions) and to stay part 1 of the final judgment (the default entitlement) until such time as the applicable conditions were identified and it was determined whether HELCO had or could meet the applicable conditions. At a September 23, 1999 hearing, the Third Circuit Court ruled that the BLNR must issue a written decision by November 30, 1999 on certain issues raised in the administrative petition filed by the Keahole Defense Coalition (KDC) in August 1998, including specific determinations of which conditions are not inconsistent with HELCO's ability to proceed under the default entitlement. At a BLNR meeting on October 22, 1999, the BLNR determined that all 15 standard land use conditions in HAR 13-2-21(a) applied to HELCO's default entitlement and that the conditions in HELCO's pre-existing CDUP and amendments continue to apply with respect to those existing permits. The BLNR specifically did not address at that time the question of HELCO's compliance with each of those conditions. The BLNR issued a written decision on November 19, 1999. Certain plaintiffs filed two motions in the Third Circuit Court attempting to implement their interpretation of the BLNR's ruling. On November 2, 1999, those plaintiffs filed a second joint motion to enforce part 2 and part 3 of the final judgment. In that motion, they alleged that the Keahole project cannot meet the conditions relating to compatibility with the surrounding area and improvement of the existing physical and environmental aspects of the subject area. Furthermore, they claimed that the project would be a prohibited use that cannot be placed in the conservation district, relying on zoning rules implemented by the BLNR in 1994 in furtherance of Act 270, which prohibited fossil fuel fired generating units in the conservation district. However, the Third Circuit Court had earlier ruled that Act 270 does not apply to HELCO's application, which was filed prior to the effective date of Act 270. Plaintiffs asked that HELCO be enjoined from placing further structures and improvements on the Keahole site and be ordered to remove all existing structures and improvements.

On November 5, 1999, the same plaintiffs filed a third joint motion to enforce judgment. In this motion, they asked that the Court void HELCO's default entitlement on the basis that HELCO forfeited its default entitlement by allegedly electing, through HELCO's construction of the pre-PSD portions of the project, to build a project different from that described in its application. They also requested that HELCO be enjoined from continuing construction activity at the site and ordered to restore the Keahole site to its pre-August 1992 condition. These motions were heard on December 13, 1999 and were denied by the Court. The Court also ruled that any complaints received by the BLNR or DLNR regarding the Keahole project were to be addressed in writing within 32 days of mailing of the complaint. An Order to this effect was issued on February 22, 2000. On April 13, 2000, KDC and an individual plaintiff filed a fourth motion to enforce the judgment, which substantially reiterates their second joint motion dated November 2, 1999 (see above) and a motion for sanctions against the BLNR. In light of a BLNR hearing on April 14, 2000, a stipulation to withdraw these motions was filed, and the plaintiffs indicated that they would refile the fourth motion after the written order from the BLNR is issued.

On June 21, 2000, the same plaintiffs filed a fifth joint motion to enforce judgment, generally restating the claims in the second and fourth motions. On July 7, 2000, Department of Hawaiian Home Lands filed a joinder in that motion and on July 12, 2000 Waimana also filed a joinder. A hearing was held on August 28, 2000. At that hearing, the main issue was how the three-year construction period in the standard land use conditions would be applied to the Keahole project, and there was discussion as to whether the BLNR's August 16, 2000 order (see "BLNR petitions" herein) had addressed that issue and the related issue of whether HELCO was in compliance with that condition. The Court took the matter under advisement. Because discussion at the August 28, 2000 hearing had raised the question of whether KDC and an individual plaintiff had specifically posed certain questions to the BLNR in their February 7, 2000 Request to Nullify, on August 31, 2000 HELCO filed a letter with the BLNR requesting specific rulings on these issues. In response, on September 5, 2000, KDC and the individual plaintiff filed an ex-parte motion to file a memorandum in response to HELCO's letter and filed the memorandum itself, which claimed that HELCO's letter was an improper communication with the Court while a matter was pending decision. On September 6, 2000, the Court granted the ex-parte motion and set a hearing for September 18, 2000. At the hearing, the Court ruled to strike HELCO's letter from the Court record and ruled that, as a matter of law, absent any legal or equitable extension authorized by the BLNR pursuant to legal authority, the three-year construction deadline expired on April 26, 1999. The Court also denied KDC and the individual plaintiff's request for an injunction barring further construction.

HELCO filed a request for extension with BLNR on October 20, 2000. Management believes the extension will be obtained. Because substantially all of the pre-PSD construction has been completed and because HELCO is awaiting the necessary PSD permit before the generating units can be installed, it is not anticipated that the Court's ruling will have any immediate impact on project construction. For other developments regarding these issues, see "BLNR petitions."

PSD permit. In 1997, the EPA approved a revised draft permit and the DOH issued
----------
a final PSD permit for HELCO's DTCC unit. Nine appeals of the issuance of the permit were filed with the EPA's Environmental Appeals Board (EAB) in December 1997.

On November 25, 1998, the EAB issued an Order Denying Review in Part and Remanding in Part. The EAB denied appeals of the permit that were based on challenges to (1) the DOH's use of a netting analysis (with respect to nitrogen oxide (NOx) emissions), (2) the DOH's determination of Best Available Control Technology (BACT) for control of sulfur dioxide emissions, and (3) certain aspects of the DOH's ambient air and source impact analysis. However, the EAB concluded that the DOH had not adequately responded to comments that had been made during the public comment period that data relating to certain ambient air concentrations were outdated or were measured at unrepresentative locations. The EAB remanded the proceedings and directed the DOH to reopen the permit for the limited purpose of (1) providing an updated air quality impact report incorporating current data on sulfur dioxide and particulate matter ambient concentrations and (2) providing a sufficient explanation of why the carbon monoxide and ozone data used to support the permit are reasonably representative, or performing a new air quality analysis based on data shown to be representative of the air quality in the area to be affected by the project. The EAB directed the DOH to accept and respond to public comments on the DOH's decisions with respect to these issues and ruled that any further appeals of its decision would be limited to the issues addressed on remand. On March 3, 1999, the EAB issued an Order denying motions for reconsideration which had been filed by HELCO, KDC and Kawaihae Cogeneration Partners (KCP). HELCO, working closely with the DOH and EPA, planned its response to the EAB remand and, in January 1999, commenced collection of several months of additional data at a new site. As part of the remand process, the DOH held a public hearing on the draft permit on October 7, 1999, limited to the issues remanded by the EAB. After considering issues raised at the public hearing, the DOH changed its position and required HELCO to complete a full 12 months of data collection at the new site (which collection began in January 1999) and also required that two months of data be collected at a more representative elevation to corroborate the data collected at the new site. This data collection was completed at the end of April 2000 and provided excellent corroboration of the data collected at the new site. HELCO is awaiting issuance of a revised permit by DOH, at which time DOH will open the public comment period and schedule another public hearing. It is anticipated that the hearing will take place in December 2000. As a result of these actions, there have been further delays in HELCO's construction of CT-4 and CT-5. Although the actual length of the delays is uncertain, management believes CT-4 and CT-5 will be in service in early to mid-2002. HELCO continues to work with the DOH and EPA with the objective of having the final permit reissued in early 2001 and of reaching a final resolution of any appeals to the EAB as expeditiously as possible thereafter. HELCO believes that the PSD permit will eventually be obtained and that installation of CT-4 and CT-5 will begin when the PSD permit is obtained and any EAB appeals from its issuance are resolved.

KDC declaratory judgment action. In February 1997, KDC and three individuals
-------------------------------
(Plaintiffs) filed a lawsuit in the Third Circuit Court of the State of Hawaii against HELCO, the director of the DOH, and the BLNR, seeking declaratory rulings with regard to five counts alleging that, with regard to the Keahole project, one or more of the defendants had violated, or could not allow the plant to operate without violating, the State Clean Air Act, the State Noise Pollution Act, conditions of HELCO's conditional use permit, covenants of HELCO's land patent and Hawaii administrative rules regarding standard conditions applicable to land permits. The Complaint was amended in March 1998 to add a sixth count, claiming that an amendment to a provision of the land patent (relating to the conditions under which the State could repurchase the land) is void and that the original provision should be reinstated.

On April 12, 1999, the Court ruled that, because there were no remaining issues of fact in the case, a May 1999 trial date was vacated, no further discovery was authorized, and proceedings before the Court were suspended pending any further administrative action by the DOH and BLNR. The Court's rulings to date on the six counts in the KDC complaint are as follows:

  1. Count I (State Clean Air Act): At a hearing on April 5, 1999, the Court ruled that the DOH was within its discretionary authority in granting HELCO's requests for additional extensions of time to file its Title V air permit applications.

  2. Count II (State Noise Pollution Act): At a hearing relating to Count II on February 16, 1999, the DOH notified the Court and the parties of a change in its interpretation of the noise rules promulgated under the State Noise Pollution Act. The change in interpretation would apply to the Keahole plant the noise standard applicable to the emitter property (which the DOH claims to be a 55 dBA daytime and 45 dBA nighttime standard) rather than the previously-applied noise standard of the receptor properties in the surrounding agricultural park (a 70 dBA standard).

      In response to the new position announced by the DOH, on February 23, 1999 HELCO filed a declaratory judgment action against the DOH, alleging that the noise rules were invalid on constitutional grounds. At a hearing on March 31, 1999, the Court granted KDC's motion to dismiss HELCO's complaint and Plaintiffs' motion for reconsideration on Count II and ruled that the applicable noise standard was 55 dBA daytime and 45 dBA nighttime. The Court specifically reserved ruling on HELCO's claims or potential claims based on estoppel and on the constitutionality of the noise rules "as applied" to HELCO's Keahole plant. On March 31, 1999, the Third Circuit Court also granted in part and denied in part HELCO's motion for leave to file a cross-claim and a third-party complaint, stating that HELCO may file such motions on the "as applied" and "estoppel" claims once the DOH actually applies the 55/45 dBA noise standard to the Keahole plant.

      On May 12, 1999, the Order dismissing HELCO's declaratory judgment complaint was issued and final judgment was entered. The DOH objected to the entry of final judgment before all issues in the lawsuit were resolved, but an Order denying that motion was issued on July 26, 1999. HELCO filed a notice of appeal on August 25, 1999 and KDC filed a notice of cross-appeal on September 3, 1999. Opening briefs were filed with the Hawaii Supreme Court in January 2000, answering briefs were filed in February and March 2000 and reply briefs were filed in March and April 2000. Briefing is now complete.

      The DOH has not issued any formal enforcement action applying the 55/45 dBA standard to the Keahole plant. Meanwhile, HELCO has installed noise mitigation measures on the existing diesel units at Keahole, has obtained from the DLNR an administrative approval to install an additional silencer on CT-2 and is exploring possible noise mitigation measures, which can be implemented if necessary, for CT-4 and CT-5.

  3. Count III (violation of CDUP): At a hearing on April 12, 1999, the Court granted HELCO's motion for summary judgment and suspended proceedings on this Count pending referral of this matter to the BLNR. (Should the DOH find HELCO in violation of the noise rules (see Count II), the BLNR would be called to act on the impact of such violation, if any, on the CDUP.)

  4. Count IV (violations of HELCO's land patent): At a hearing on April 12, 1999, the Court granted HELCO's motion for summary judgment and suspended proceedings on this Count pending referral of this matter to the BLNR. (Should the DOH find HELCO in violation of the noise rules (see Count II), the BLNR would be requested to determine the impact of such violation, if any, on the land patent.)

  5. Count V (HELCO's ability to comply with land use regulations): At a hearing on April 12, 1999, the Court granted HELCO's motion for summary judgment and suspended proceedings on this Count pending referral of this matter to the BLNR for resolution of the administrative proceeding which had been pending before it. (See "BLNR petitions" herein.)

  6. Count VI (amendment of HELCO's land patent): At the March 31, 1999 hearing, the Court granted Plaintiffs' motion for summary judgment, finding that a 1984 amendment to HELCO's land patent was invalid because the BLNR had failed to comply with the statutory procedure relating to amendments. The amendment was intended to correct an error in the original land patent with regard to the repurchase clause in the patent and to conform the language to the applicable statute, under which the State would have the right to repurchase the site (as opposed to an automatic reversion) if it were no longer used for utility purposes. This matter was heard by the BLNR at its hearing on February 25, 2000 and a corrected land patent has been issued. (See "BLNR petitions" herein.)

If and when the DOH and BLNR/DLNR act on all issues relating to Counts II through VI, and depending upon their rulings, the KDC lawsuit may be moot.

Orders were entered on April 16, 1999 with regard to Count I, May 18, 1999 with regard to Count VI, and June 3, 1999 with regard to Counts II through V. On April 30, 1999, KDC filed a motion to determine prevailing party and to tax attorney fees and costs and a motion for discovery sanctions. After hearing the motion, the Court ruled that Plaintiffs were the prevailing party as to Counts II and V and were entitled to fees and costs with regard to those counts, denied Plaintiffs' motion for fees as the prevailing party with regard to Count VI, denied HELCO's motion for fees as the prevailing party with regard to Count I and granted Plaintiffs' request for discovery sanctions against HELCO for late supplementation of responses to discovery requests. HELCO filed motions to alter or amend the orders regarding attorneys' fees and costs, and orders granting those motions were issued on September 22, 1999. HELCO appealed the amended orders to the Hawaii Supreme Court, which dismissed the appeal on January 20, 2000, on the grounds that the appeal was premature. On September 1, 2000, KDC and others filed a motion in Third Circuit Court to enter partial (nonfinal) judgment based on the September 22, 1999 order. The motion was denied by an order dated September 21, 2000.

HELCO intends to continue to vigorously defend against the claims raised in this case and in related administrative actions.

BLNR petitions. On August 5, 1998, KDC filed with the BLNR a Petition for
--------------
Declaratory Ruling under HRS Section 91-8. The petition alleged that the standard conditions in HAR Section 13-2-21 apply to HELCO's default entitlement to use its Keahole site, that the letter issued to HELCO by the DLNR in January 1998 was erroneous because it failed to incorporate all conditions applicable to the existing permits, and that the DOH issued three separate Notices of Violation (NOVs) to HELCO in 1992 and 1998 for violation of clean air rules, which NOVs are alleged to constitute violations under the existing permits and render such permits null and void. The petition requested that the BLNR commence a contested case on the petition; that the BLNR determine that HELCO has violated the terms of its existing conditional use permits, causing such permits to be null and void; and that the BLNR determine that HELCO has violated the conditions applicable to its default entitlement, such that HELCO should be enjoined from using the Keahole property under such default entitlement. Pursuant to a ruling from the Third Circuit Court that the BLNR decide certain issues raised in this petition by November 30, 1999 (see "CDUP amendment" herein), these issues were discussed at an October 22, 1999 BLNR meeting. The BLNR determined that none of the standard land use conditions were inconsistent with HELCO's ability to proceed under its default entitlement and, therefore, each of the standard land use conditions applied to the expansion. The BLNR did not, at that time, determine whether HELCO has complied with the applicable conditions. The BLNR also determined that specific conditions imposed by the BLNR on HELCO's original CDUP and amendments thereto continue to apply to the existing plant but not to the expansion under the default entitlement. An order to this effect was issued on November 19, 1999.

On February 7, 2000, KDC and an individual plaintiff filed with the BLNR a Request to Nullify "Default Entitlement." In the request, it is alleged that HELCO's default entitlement is void because (1) HELCO cannot satisfy all conditions and laws, (2) HELCO forfeited its default entitlement because it redesigned certain facilities it has already constructed to support existing CT-2 rather than CT-4 and CT-5, and (3) the BLNR should exercise its right-to-repurchase clause in HELCO's land patent. At its hearing on February 25, 2000, the BLNR denied KDC's request. The BLNR stated that it has the power to consider whether conditions have been met and to enforce those conditions if they are not met, but not to enforce conditions in a way which violates either HRS Section 183-41 or the order of the Third Circuit Court which recognized HELCO's ability to proceed with the Keahole project under a default entitlement. As to the third claim, the BLNR authorized the issuance of a land patent with a corrected repurchase provision at its hearing on February 25, 2000, after which time the repurchase issue became moot since HELCO continues to use the land for public utility purposes. (See "KDC declaratory judgment action," relating to Count VI.) A written decision on the February 25, 2000 rulings was issued on August 16, 2000.

Subsequent to the February 25/th/ hearing, an issue was raised administratively as to whether the BLNR should impose condition 15, which would impose a completion deadline on the project of three years following "approval." The issue was included on the agenda for the April 14, 2000 BLNR hearing. However, during the hearing the BLNR passed a motion to remove the item from the agenda. For a discussion of the subsequent decision of the Third Circuit Court on this issue, see the last paragraph under "CDUP amendment" above.

IPP complaints filed with the PUC. Three IPPs-KCP, Enserch Development
---------------------------------
Corporation (Enserch) and Hilo Coast Power Company (HCPC)-filed separate complaints against HELCO with the PUC in 1993, 1994, and 1997, respectively, alleging that they are entitled to PPAs to provide HELCO with additional capacity. KCP and Enserch each claimed that they would be a substitute for HELCO's planned 56 MW (net) DTCC unit at Keahole. Two of the complaints have been resolved, as described below.

In September 1995, the PUC allowed HELCO to continue to pursue construction of and commit expenditures for the second combustion turbine (CT-5) and the steam recovery generator (ST-7) for its planned DTCC unit, but stated in its order that "no part of the project may be included in HELCO's rate base unless and until the project is in fact installed, and is used and useful for utility purposes." The PUC also ordered HELCO to continue negotiating with the IPPs and held that the facility to be built (i.e., either HELCO's or one of the IPP's) should be the one that can be most expeditiously put into service at "allowable cost."

The current status of these IPPs' PUC complaints is as follows:

     Enserch complaint. On January 16, 1998, HELCO filed with the PUC an
     -----------------
     application for approval of a PPA for a 60 MW (net) facility and an interconnection agreement with Encogen Hawaii, L.P. (Encogen), an Enserch affiliate, both dated October 22, 1997. The PUC issued a decision and order approving the agreements on July 14, 1999. The decision was amended at HELCO's request on July 21, 1999 and became final and nonappealable on August 23, 1999. Enserch sold its interest in the partnership, now called Hamakua Energy Partners L.P. (Hamakua Partners) in November 1999. The first phase of 22 MW began commercial operation on August 12, 2000 and, according to Hamakua Partners, the remainder of its 60 MW facility is expected to be in-service by December 2000. This PPA was necessary to ensure reliable service to customers on the island of Hawaii and, in the opinion of management, does not supplant the need for CT-4 and CT-5.

     KCP complaint. In January 1996, the PUC ordered HELCO to continue in good
     -------------
     faith to negotiate a PPA with KCP. In May 1997, KCP filed a motion for unspecified "sanctions" against HELCO for allegedly failing to negotiate in good faith. In June 1997, KCP filed a motion asking the PUC to designate KCP's facility as the next generating unit on the HELCO system and to determine the "allowable cost" which would be payable by HELCO to KCP. HELCO filed memoranda in opposition to KCP's motions. The PUC held an evidentiary hearing in August 1997. KCP filed two other motions, which HELCO opposed, to supplement the record. The PUC issued an Order in June 1998 which denied all of KCP's pending motions; provided rulings and/or guidance on certain avoided cost and contract issues; directed HELCO to prepare an updated avoided cost calculation that includes the Encogen agreement; and directed HELCO and KCP to resume contract negotiations. HELCO filed a motion for partial reconsideration with respect to one avoided cost issue. The PUC granted HELCO's motion and modified its order in July 1998. HELCO resumed negotiations with KCP in 1998 in compliance with the Order, but no agreement has been reached. On November 20, 1998, KCP filed a motion asking the PUC to appoint a hearings officer to make a recommendation to the PUC regarding the terms and conditions of a PPA and the calculation of avoided cost. HELCO filed a memorandum in opposition to KCP's motion on December 2, 1998. On July 9, 1999, KCP filed an additional motion, asking the PUC to reopen its complaint docket and to enforce the Public Utility Regulatory Policies Act of 1978 by calculating the utility's avoided cost. HELCO filed a memorandum in opposition to KCP's motion on July 16, 1999, KCP filed a reply on July 22, 1999 and the Consumer Advocate filed a SOP on August 2, 1999. No decision has been issued on KCP's two most recent motions.

          On October 29, 1999, the Third Circuit Court ruled that the lease between Waimana and the Department of Hawaiian Home Lands for the site on which KCP's plant was proposed to be built was invalid. In addition, KCP's air permit is under scrutiny by the DOH, as it may have expired on January 31, 2000. In light of these and other issues, management believes that KCP's proposal is not viable and, therefore, should not impact installation of CT-4 and CT-5.

     HCPC complaint.  In December 1999, the PUC approved an amended and restated
     --------------
     PPA between HELCO and HCPC under which HCPC will continue to provide 22 MW of firm capacity. The term of the agreement is for five years (through December 31, 2004) and may continue beyond that time unless either party provides notice of termination to the other party by May 30 in the year of termination. HELCO has the right to terminate the contract as of the end of 2002, 2003 or 2004 for an early termination amount of $0.5 million for each of the remaining years in the five-year term. Like the PPA with Hamakua Partners, this restated and amended PPA with HCPC was necessary to ensure reliable service to customers. However, because the short term of the PPA is intended to ensure reliability until the Keahole project is constructed, in the opinion of management it does not supplant the need for CT-4 and CT-5.

Apollo Energy Corporation (Apollo), which has an existing contract to provide HELCO with as-available windpower through June 29, 2002, filed a petition for hearing with the PUC on April 28, 2000, alleging that it had unsuccessfully attempted for over 75 days to negotiate a new power purchase agreement with HELCO. Apollo had offered to repower its existing 7 MW facility by the end of 2000 and to install additional wind turbines, up to a total of 15 MW, by the end of 2001. The parties agreed to limit to four issues the matters being presented to the PUC for guidance: whether Apollo is entitled to capacity payments; whether Apollo is entitled to a minimum purchase rate; whether certain performance standards should apply; and whether HELCO's proposed dispute resolution provision should apply. A hearing on these issues was held on
October 3-5, 2000, and briefing is to follow.    Because Apollo is an as-
available energy provider, management believes this matter would not affect the need for the Keahole project.

Pre-PSD work and notices of violation. The costs for the CT-4 project (and, to a
-------------------------------------
lesser extent, the CT-5 project) include the costs of certain facilities that benefit the existing Keahole power plant, but were originally scheduled to be installed at the same time as the new generating units. HELCO proceeded with the construction of the facilities that could be constructed prior to receipt of the PSD permits for CT-4 and CT-5 (pre-PSD facilities) after receipt of the CDUP amendment (as a result of the Third Circuit Court orders). (See "CDUP amendment" herein.)

     Pre-PSD facilities.  The pre-PSD facilities include a
     ------------------
     shop/warehouse/administration building (completed in 1998), fire protection system upgrades (completed in September 1999), and a new water treatment system (completed in December 1999, which supplies the demineralized water needs of the existing CT at Keahole).

     EPA NOV. In September 1998, the EPA issued an NOV to HELCO stating that
     -------
     HELCO violated the Hawaii State Implementation Plan by commencing construction activities at the Keahole generating station without first obtaining a final air permit. By law, 30 days after the NOV, the EPA may issue an order requiring compliance with applicable laws, assessing penalties and/or commencing a civil action seeking an injunction; however, no order has yet been issued. In 1999, HELCO put the EPA on notice that certain construction activities not affected by the NOV would continue, and received approval to proceed with certain construction activities. However, HELCO has halted work on other construction activities at Keahole until further notice is provided or approval is obtained from the EPA, or until the final air permit is received.

Contingency planning.  In June 1995, HELCO filed with the PUC its generation
--------------------
resource contingency plan detailing alternatives and mitigation measures to address the delays that have occurred in adding new generation. Actions under the plan (such as deferring the retirements of older, smaller units) have helped HELCO maintain its reserve margin and reduce the risk of near-term capacity shortages. In January 1996, the PUC opened a proceeding to evaluate HELCO's contingency resource plan and HELCO's efforts to insure system reliability. HELCO has filed reports with the PUC from time to time updating the contingency plan and the status of implementing the plan. The last update was filed on March 31, 2000.

The first increment of new generation to be available to HELCO was added on August 12, 2000 (Hamakua Partners' 22 MW CT). Despite delays in adding new generation, HELCO's mitigation measures (including the extension of power purchases from HCPC) should provide HELCO with sufficient generation reserve margin to cover its projected monthly system peaks with units on scheduled maintenance until additional new generation is added in late 2000 (the remaining 38 MW of Hamakua Partners' 60 MW DTCC unit) and in early 2002 (CT-4 and CT-5), and should provide HELCO with sufficient reserve margin in the event of further delays in adding new generation. As new generation is added, HELCO will retire its older, smaller generating units.

Costs incurred. If it becomes probable that CT-4 and/or CT-5 will not be
--------------
installed, HELCO may be required to write-off a material portion of the costs incurred in its efforts to put these units into service. As of September 30, 2000, HELCO's costs incurred in its efforts to put CT-4 and CT-5 into service and to support existing units amounted to approximately $81.0 million, including $32.4 million for equipment and material purchases, $27.0 million for planning, engineering, permitting, site development and other costs and $21.6 million for an allowance for funds used during construction (AFUDC). As of September 30, 2000, approximately $23.5 million of the $81.0 million was transferred from construction in progress to plant-in-service as such costs represent completed pre-PSD facilities which relate to the existing units in service as well as to CT-4 and CT-5.

Although management believes it has acted prudently with respect to the Keahole project, effective December 1, 1998, HELCO decided to discontinue the accrual of AFUDC on CT-4 and CT-5 (which would have been approximately $0.5 million after tax per month). The length of the delays to date and potential further delays were factors considered by management in its decision to discontinue the accrual of AFUDC. HELCO has also deferred plans for ST-7 to approximately 2005. Since ST-7 is not needed in the near future, no costs for ST-7 are included in construction in progress.

Management believes that the issues surrounding the amendment to the land use permit, the air permit, the IPP complaints and related matters will be satisfactorily resolved and will not prevent HELCO from ultimately constructing CT-4 and CT-5. The recovery of costs relating to CT-4 and CT-5 are subject to the rate-making process governed by the PUC. Management believes no adjustment to costs incurred to put CT-4 and CT-5 into service is required as of September 30, 2000.

Competition proceeding

On December 30, 1996, the PUC instituted a proceeding to identify and examine the issues surrounding electric competition and to determine the impact of competition on the electric utility infrastructure in Hawaii. After a collaborative process involving the 19 parties to the proceeding, final statements of position were prepared by several of the parties and submitted to the PUC in October 1998. HECO's position is that retail competition is not feasible in Hawaii, but that some of the benefits of competition can be achieved through competitive bidding for new generation, performance-based rate-making
(PBR) and innovative pricing provisions. The other parties to the proceeding advanced numerous other proposals in their statements of position. The PUC submitted a status report on its investigation to the Legislature, at its request. In the report, the PUC stated that competitive bidding for new power supplies (i.e., wholesale generation competition) is a logical first step to encourage competition in the state's electric industry and that it plans to proceed with an examination of the feasibility of competitive bidding. The PUC also plans to review specific policies to encourage renewable energy resources in the power generation mix. The report states that "further steps" by the PUC "will involve the development of specific policies to encourage wholesale competition and the continuing examination of other areas suitable for the development of competition."

HECO cannot predict what the ultimate outcome of the proceeding will be or which (if any) of the proposals advanced in the proceeding will be implemented. In addition, some of the parties may seek state legislative action on their proposals.

In December 1999, HECO, HELCO and MECO filed an application with the PUC seeking permission to implement PBR in future rate cases. The proposed PBR would allow adjustments in the electric utilities' rates (for up to five years after a rate case) based on an index-based price cap, an earnings sharing mechanism and a service quality mechanism.

In March 2000, the PUC approved HELCO's standard form contract for customer retention that allows HELCO to provide a rate option for customers who would otherwise reduce their energy use from HELCO's system by using energy from a nonutility generator. The standard form contract provides a 10% discount on base energy rates for "Large Power" and "General Service Demand" customers. In May 1999, the PUC authorized HECO to offer a similar standard form contract.

Environmental regulation

In early 1995, the DOH initially advised HECO, Hawaiian Tug & Barge Corp. (HTB), Young Brothers, Limited (YB) and others that it was conducting an investigation to determine the nature and extent of actual or potential releases of hazardous substances, oil, pollutants or contaminants at or near Honolulu Harbor. The DOH issued letters in December 1995, indicating that it had identified a number of parties, including HECO, HTB and YB, who appear to be potentially responsible for the contamination and/or operate their facilities upon contaminated land. The DOH met with these identified parties in January 1996 and certain of the identified parties (including HECO, Chevron Products Company, the State of Hawaii Department of Transportation Harbors Division and others) formed the Honolulu Harbor Work Group. Effective January 30, 1998, the Work Group and the DOH entered into a voluntary agreement and scope of work to determine the nature and extent of any contamination, the responsible parties and appropriate remedial actions.

In 1999, the Work Group submitted reports to the DOH presenting environmental conditions and recommendations for additional data gathering to allow for an assessment of the need for risk-based corrective action (Conceptual Site Model). The Work Group also engaged a consultant who identified 27 additional potentially responsible parties, including YB. Under the terms of the agreement for the sale of YB, HEI and The Old Oahu Tug Service, Inc. (TOOTS, formerly HTB) have certain indemnity obligations, including obligations with respect to the Honolulu Harbor investigation. Texaco Group, Inc. and Philips Petroleum have joined the Work Group. In response to the DOH's request for technical assistance, the EPA became involved with the harbor investigation in June 2000. In August 2000, the Work Group, the DOH, the EPA and the U.S. Coast Guard met to discuss the Conceptual Site Model, how to proceed and other matters.

The Work Group is working on closing out any remaining obligations under the voluntary agreement, including completing responses to questions raised by the DOH on the Conceptual Site Model, and proposing an interim plan and procedure to respond to petroleum discharges in the Honolulu Harbor area.

Because the process for determining appropriate remedial and cleanup action, if any, is at an early stage, management cannot predict at this time the costs of further site analysis or future remediation and cleanup requirements, nor can it estimate when such costs would be incurred. Certain of the costs incurred may be claimed and covered under insurance policies, but such coverage is not determinable at this time. The Work

Group is working on determining a fair method of cost allocation within the group to fund future remediation work that may be required by the DOH or EPA.

(6) HECO-obligated mandatorily redeemable trust preferred securities of
-----------------------------------------------------------------------
subsidiary trusts holding solely HECO and HECO-guaranteed debentures
--------------------------------------------------------------------

In March 1997, HECO Capital Trust I (Trust I), a grantor trust and a wholly owned subsidiary of HECO, sold (i) in a public offering, 2 million of its HECO-Obligated 8.05% Cumulative Quarterly Income Preferred Securities, Series 1997 (1997 trust preferred securities) with an aggregate liquidation preference of $50 million and (ii) to HECO, common securities with a liquidation preference of approximately $1.55 million. Proceeds from the sale of the 1997 trust preferred securities and the common securities were used by Trust I to purchase 8.05% Junior Subordinated Deferrable Interest Debentures, Series 1997 (1997 junior deferrable debentures) issued by HECO in the principal amount of $31.55 million and issued by each of MECO and HELCO in the respective principal amounts of $10 million. The 1997 junior deferrable debentures, which bear interest at 8.05% and mature on March 27, 2027, together with the subsidiary guarantees (pursuant to which the obligations of MECO and HELCO under their respective debentures are fully and unconditionally guaranteed by HECO), are the sole assets of Trust I. The 1997 trust preferred securities must be redeemed at the maturity of the underlying debt on March 27, 2027, which maturity may be shortened to a date no earlier than March 27, 2002 or extended to a date no later than March 27, 2046, and are not redeemable at the option of the holders, but may be redeemed by Trust I, in whole or in part, from time to time, on or after March 27, 2002 or upon the occurrence of certain events. All of the proceeds from the sale were invested by Trust I in the underlying debt securities of HECO, HELCO and MECO.

In December 1998, HECO Capital Trust II (Trust II), a grantor trust and a wholly owned subsidiary of HECO, sold (i) in a public offering, 2 million of its HECO-Obligated 7.30% Cumulative Quarterly Income Preferred Securities, Series 1998 (1998 trust preferred securities) with an aggregate liquidation preference of $50 million and (ii) to HECO, common securities with a liquidation preference of approximately $1.55 million. Proceeds from the sale of the 1998 trust preferred securities and the common securities were used by Trust II to purchase 7.30% Junior Subordinated Deferrable Interest Debentures, Series 1998 (1998 junior deferrable debentures) issued by HECO in the principal amount of $31.55 million and issued by each of MECO and HELCO in the respective principal amounts of $10 million. The 1998 junior deferrable debentures, which bear interest at 7.30% and mature on December 15, 2028, together with the subsidiary guarantees (pursuant to which the obligations of MECO and HELCO under their respective debentures are fully and unconditionally guaranteed by HECO), are the sole assets of Trust II. The 1998 trust preferred securities must be redeemed at the maturity of the underlying debt on December 15, 2028, which maturity may be shortened to a date no earlier than December 15, 2003 or extended to a date no later than December 15, 2047, and are not redeemable at the option of the holders, but may be redeemed by Trust II, in whole or in part, from time to time, on or after December 15, 2003 or upon the occurrence of certain events. All of the proceeds from the sale were invested by Trust II in the underlying debt securities of HECO, HELCO and MECO, who used such proceeds from the sale of the 1998 junior deferrable debentures primarily to effect the redemption of certain series of their preferred stock having a total par value of $47 million.

The 1997 and 1998 junior deferrable debentures and the common securities of the Trusts have been eliminated in HECO's consolidated balance sheets as of September 30, 2000 and December 31, 1999. The 1997 and 1998 junior deferrable debentures are redeemable only (i) at the option of HECO, MECO and HELCO, respectively, in whole or in part, on or after March 27, 2002 (1997 junior deferrable debentures) and December 15, 2003 (1998 junior deferrable debentures) or (ii) at the option of HECO, in whole, upon the occurrence of a "Special Event" (relating to certain changes in laws or regulations).

(7) Recent accounting pronouncements
------------------------------------

Derivative instruments and hedging activities

In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," which establishes accounting and reporting standards for derivative instruments and hedging activities and requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. The provisions of SFAS No. 133 were amended by SFAS No. 137 to be effective for all fiscal quarters of fiscal years beginning after June 15, 2000. HECO and its subsidiaries will adopt SFAS No. 133, as amended, on January 1, 2001. Management believes the impact of adoption will not be material.

Certain transactions involving stock compensation

In March 2000, the FASB issued FASB Interpretation No. 44, " Accounting for Certain Transactions Involving Stock Compensation, An Interpretation of APB Opinion No. 25," which clarifies the application of APB Opinion No. 25 for certain issues but does not address any issues related to the application of the fair value method in SFAS No. 123. The Interpretation clarifies (a) the definition of an employee for purposes of applying APB Opinion No. 25, (b) the criteria for determining whether a plan qualifies as a noncompensatory plan, (c) the accounting consequence of various modifications to the terms of a previously fixed stock option award, and (d) the accounting for an exchange of stock compensation awards in a business combination. HECO and its subsidiaries adopted the provisions of the Interpretation on July 1, 2000 with no resulting material impact to HECO's consolidated results of operations, financial condition or liquidity.

(8) Consolidating financial information
---------------------------------------

Consolidating balance sheet

                                                                         September 30, 2000
                                         -----------------------------------------------------------------------------------
                                                                                                  Reclassi-
                                                                                                  fications
                                                                               HECO       HECO       and
                                                                              Capital   Capital    Elimina-        HECO
(in thousands)                              HECO        HELCO       MECO      Trust I   Trust II     tions     Consolidated
----------------------------------------------------------------------------------------------------------------------------

ASSETS
Utility plant, at cost
   Utility plant (including construction
       in progress)....................   $1,942,327   $618,687     $561,311 $       -  $      -  $        -      $3,122,325
   Less accumulated depreciation.......     (737,715)  (218,449)    (191,517)        -         -           -      (1,147,681)
                                         -----------  ---------   ---------- ---------  --------  ----------   -------------
       Net utility plant...............    1,204,612    400,238      369,794         -         -           -       1,974,644
                                         -----------  ---------   ---------- ---------  --------  ----------   -------------
Investment in wholly owned
   subsidiaries, at equity.............      333,663          -            -         -         -    (333,663)              -
                                         -----------  ---------   ---------- ---------  --------  ----------   -------------
Current assets
   Cash and equivalents................            9      2,555          868         -         -           -           3,432
   Advances to affiliates .............       14,800          -       10,500    51,546    51,546    (128,392)              -
   Customer accounts receivable, net ..       54,295     14,579       11,704         -         -           -          80,578
   Accrued unbilled revenues, net......       42,060      9,388        8,470         -         -           -          59,918
   Other accounts receivable, net......        1,600      1,153           (4)        -         -      (1,107)          1,642
   Fuel oil stock, at average cost.....       21,844      3,928        5,363         -         -           -          31,135
   Materials and supplies, at average
        cost...........................        9,488      3,118        7,528         -         -           -          20,134
   Prepayments and other...............        2,973      1,300          346         -         -           -           4,619
                                         -----------  ---------   ---------- ---------  --------  ----------   -------------
       Total current assets............      147,069     36,021       44,775    51,546    51,546    (129,499)        201,458
                                         -----------  ---------   ---------- ---------  --------  ----------   -------------
Other assets
   Regulatory assets...................       77,703     20,012       18,584         -         -           -         116,299
   Other...............................       25,841      5,481        7,584         -         -           -          38,906
                                         -----------  ---------   ---------- ---------  --------  ----------   -------------
       Total other assets..............      103,544     25,493       26,168         -         -           -         155,205
                                         -----------  ---------   ---------- ---------  --------  ----------   -------------
                                          $1,788,888   $461,752     $440,737   $51,546   $51,546   $(463,162)     $2,331,307
                                         ===========  =========   ========== =========  ========  ==========   =============
CAPITALIZATION AND LIABILITIES
Capitalization
   Common stock equity.................   $  829,206   $163,518     $167,053   $ 1,546   $ 1,546   $(333,663)     $  829,206
   Cumulative preferred stock-not
      subject to mandatory redemption..       22,293      7,000        5,000         -         -           -          34,293
   HECO-obligated mandatorily
      redeemable trust preferred
      securities of subsidiary trusts
      holding solely HECO and HECO-
      guaranteed debentures............            -          -            -    50,000    50,000           -         100,000
   Long-term debt, net.................      445,257    145,924      171,235         -         -    (103,092)        659,324
                                         -----------  ---------   ---------- ---------  --------  ----------   -------------
       Total capitalization............    1,296,756    316,442      343,288    51,546    51,546    (436,755)      1,622,823
                                         -----------  ---------   ---------- ---------  --------  ----------   -------------
Current liabilities
   Short-term borrowings from
       nonaffiliates and affiliate.....       92,803     14,800            -         -         -     (25,300)         82,303
   Accounts payable....................       37,766     11,012        5,582         -         -           -          54,360
   Interest and preferred
       dividends payable...............       10,645      3,162        4,154         -         -        (144)         17,817
   Taxes accrued.......................       48,894     20,286       23,099         -         -           -          92,279
   Other...............................        3,858      1,298        4,921         -         -        (963)          9,114
                                         -----------  ---------   ---------- ---------  --------  ----------   -------------
       Total current liabilities.......      193,966     50,558       37,756         -         -     (26,407)        255,873
                                         -----------  ---------   ---------- ---------  --------  ----------   -------------
Deferred credits and other liabilities
   Deferred income taxes...............      117,878     10,660        9,172         -         -           -         137,710
   Unamortized tax credits.............       28,387      9,201       10,445         -         -           -          48,033
   Other...............................       19,704     23,153       15,695         -         -           -          58,552
                                         -----------  ---------   ---------- ---------  --------  ----------   -------------
       Total deferred credits and
            other liabilities..........      165,969     43,014       35,312         -         -           -         244,295
                                         -----------  ---------   ---------- ---------  --------  ----------   -------------
Contributions in aid of construction...      132,197     51,738       24,381         -         -           -         208,316
                                         -----------  ---------   ---------- ---------  --------  ----------   -------------
                                          $1,788,888   $461,752     $440,737   $51,546   $51,546   $(463,162)     $2,331,307
                                         ===========  =========   ========== =========  ========  ==========   =============

Consolidating balance sheet

                                                                         December 31, 1999
                                         -----------------------------------------------------------------------------------
                                                                                                  Reclassi-
                                                                                                  fications
                                                                               HECO       HECO       and
                                                                              Capital   Capital    Elimina-        HECO
(in thousands)                              HECO        HELCO       MECO      Trust I   Trust II     tions     Consolidated
----------------------------------------------------------------------------------------------------------------------------

ASSETS
Utility plant, at cost
   Utility plant (including construction

       in progress)....................   $1,893,318  $ 602,504    $ 538,695 $       -  $      -  $        -      $3,034,517
   Less accumulated depreciation.......     (696,045)  (204,578)    (175,750)        -         -           -      (1,076,373)
                                         -----------  ---------   ---------- ---------  --------  ----------   -------------
       Net utility plant...............    1,197,273    397,926      362,945         -         -           -       1,958,144
                                         -----------  ---------   ---------- ---------  --------  ----------   -------------
Investment in wholly owned
   subsidiaries, at equity.............      326,646          -            -         -         -    (326,646)              -
                                         -----------  ---------   ---------- ---------  --------  ----------   -------------
Current assets
   Cash and equivalents................        1,039        198          729         -         -           -           1,966
   Advances to affiliates .............       26,200          -        8,400    51,546    51,546    (137,692)              -
   Customer accounts receivable, net ..       46,744     12,155        9,869         -         -           -          68,768
   Accrued unbilled revenues, net......       37,454      8,924        7,452         -         -           -          53,830
   Other accounts receivable, net......          186        920          274         -         -         792           2,172
   Fuel oil stock, at average cost.....       24,438      3,610        6,906         -         -           -          34,954
   Materials and supplies, at average
        cost...........................        9,096      3,195        7,755         -         -           -          20,046
   Prepayments and other...............        3,076      1,258          315         -         -           -           4,649
                                         -----------  ---------   ---------- ---------  --------  ----------   -------------
       Total current assets............      148,233     30,260       41,700    51,546    51,546    (136,900)        186,385
                                         -----------  ---------   ---------- ---------  --------  ----------   -------------
Other assets
   Regulatory assets...................       77,264     20,233       17,262         -         -           -         114,759
   Other...............................       28,955      7,393        7,173         -         -           -          43,521
                                         -----------  ---------   ---------- ---------  --------  ----------   -------------
       Total other assets..............      106,219     27,626       24,435         -         -           -         158,280
                                         -----------  ---------   ---------- ---------  --------  ----------   -------------
                                          $1,778,371   $455,812     $429,080   $51,546   $51,546   $(463,546)     $2,302,809
                                         ===========  =========   ========== =========  ========  ==========   =============
CAPITALIZATION AND LIABILITIES
Capitalization
   Common stock equity.................   $  806,103   $159,719     $163,835  $  1,546    $1,546   $(326,646)     $  806,103
   Cumulative preferred stock-not
      subject to mandatory redemption..       22,293      7,000        5,000         -         -           -          34,293
   HECO-obligated mandatorily
      redeemable trust preferred
      securities of subsidiary trusts
      holding solely HECO and HECO-
      guaranteed debentures............            -          -           -     50,000    50,000           -         100,000
   Long-term debt, net.................      432,112    145,810      171,200         -         -    (103,093)        646,029
                                         -----------  ---------   ---------- ---------  --------  ----------   -------------
       Total capitalization............    1,260,508    312,529      340,035    51,546    51,546    (429,739)      1,586,425
                                         -----------  ---------   ---------- ---------  --------  ----------   -------------
Current liabilities
   Short-term borrowings from
       nonaffiliates and affiliate.....      115,413     26,200            -         -         -     (34,600)        107,013
   Accounts payable....................       36,658      6,977        8,481         -         -           -          52,116
   Interest and preferred
       dividends payable...............        4,922      1,486        1,910         -         -        (158)          8,160
   Taxes accrued.......................       37,876     13,205       15,454         -         -           -          66,535
   Other...............................       21,721      4,362        4,451         -         -         951          31,485
                                         -----------  ---------   ---------- ---------  --------  ----------   -------------
       Total current liabilities.......      216,590     52,230       30,296         -         -     (33,807)        265,309
                                         -----------  ---------   ---------- ---------  --------  ----------   -------------
Deferred credits and other liabilities
   Deferred income taxes...............      111,345     10,413        9,347         -         -           -         131,105
   Unamortized tax credits.............       28,270      9,238       10,698         -         -           -          48,206
   Other...............................       29,015     21,712       14,735         -         -           -          65,462
                                         -----------  ---------   ---------- ---------  --------  ----------   -------------
       Total deferred credits and
            other liabilities..........      168,630     41,363       34,780         -         -           -         244,773
                                         -----------  ---------   ---------- ---------  --------  ----------   -------------
Contributions in aid of construction...      132,643     49,690       23,969         -         -           -         206,302
                                         -----------  ---------   ---------- ---------  --------  ----------   -------------
                                          $1,778,371   $455,812     $429,080   $51,546   $51,546   $(463,546)     $2,302,809
                                         ===========  =========   ========== =========  ========  ==========   =============

Consolidating statement of income
                                                               Three months ended September 30, 2000
                                         -----------------------------------------------------------------------------------
                                                                                                   Reclassi-
                                                                                                   fications
                                                                               HECO       HECO       and
                                                                              Capital   Capital    Elimina-        HECO
(in thousands)                              HECO        HELCO       MECO      Trust I   Trust II    tions      Consolidated
----------------------------------------------------------------------------------------------------------------------------
Operating revenues......................    $235,151    $50,240      $49,872    $    -    $     -     $    -      $335,263
                                         ------------ ----------- ---------- ---------- --------- ------------ -------------
Operating expenses
Fuel oil................................      65,316     10,887       19,680         -          -          -        95,883
Purchased power.........................      70,275     12,947        1,870         -          -          -        85,092
Other operation.........................      20,346      4,719        5,517         -          -          -        30,582
Maintenance.............................       9,641      2,691        3,824         -          -          -        16,156
Depreciation............................      14,910      4,809        4,886         -          -          -        24,605
Taxes, other than income taxes..........      22,125      4,791        4,699         -          -          -        31,615
Income taxes............................      10,304      2,713        2,811         -          -          -        15,828
                                         -----------  ---------   ---------- ---------  --------- ----------   -----------
                                             212,917     43,557       43,287         -          -          -       299,761
                                         -----------  ---------   ---------- ---------  --------- ----------   -----------
Operating income........................      22,234      6,683        6,585         -          -          -        35,502
                                         -----------  ---------   ---------- ---------  --------- ----------   -----------
Other income
Allowance for equity funds used
   during construction..................       1,169         92          244         -          -          -         1,505
Equity in earnings of subsidiaries......       8,658          -            -         -          -     (8,658)            -
Other, net..............................       1,848        234          265     1,037        941     (2,469)        1,856
                                         -----------  ---------   ---------- ---------  --------- ----------   -----------
                                              11,675        326          509     1,037        941    (11,127)        3,361
                                         -----------  ---------   ---------- ---------  --------- ----------   -----------
Income before interest and
   other charges........................      33,909      7,009        7,094     1,037        941    (11,127)       38,863
                                         -----------  ---------   ---------- ---------  --------- ----------   -----------
Interest and other charges
Interest on long-term debt..............       5,833      1,905        2,286         -          -          -        10,024
Amortization of net bond premium
   and expense..........................         318         79           88         -          -          -           485
Other interest charges..................       3,101        732          361         -          -     (2,469)        1,725
Allowance for borrowed funds used
   during construction..................        (633)       (56)        (118)        -          -          -          (807)
Preferred stock dividends of
subsidiaries............................           -          -            -         -          -        228           228
Preferred securities distributions
   of trust subsidiaries................           -          -            -         -          -      1,918         1,918
                                         -----------  ---------   ---------- ---------  --------- ----------   -----------
                                               8,619      2,660        2,617         -          -       (323)       13,573
                                         -----------  ---------   ---------- ---------  --------- ----------   -----------
Income before preferred stock
   dividends of HECO....................      25,290      4,349        4,477     1,037        941    (10,804)       25,290
Preferred stock dividends of HECO.......         270        133           95     1,006        912     (2,146)          270
                                         -----------  ---------   ---------- ---------  --------- ----------   -----------
Net income for common stock.............  $   25,020   $  4,216     $  4,382   $    31    $    29    $(8,658)     $ 25,020
                                         ===========  =========   ========== =========  ========= ==========   ===========


Consolidating statement of retained earnings
                                                               Three months ended September 30, 2000
                                         -----------------------------------------------------------------------------------
                                                                                                  Reclassi-
                                                                                                  fications
                                                                               HECO       HECO       and
                                                                              Capital   Capital    Elimina-        HECO
(in thousands)                              HECO        HELCO       MECO      Trust I   Trust II    tions      Consolidated
----------------------------------------------------------------------------------------------------------------------------
Retained earnings, beginning of period.     $441,199    $62,430      $71,612    $    -    $    -   $(134,042)     $441,199
Net income for common stock............       25,020      4,216        4,382        31        29      (8,658)       25,020
Common stock dividends.................      (18,011)    (3,060)      (3,164)      (31)      (29)      6,284       (18,011)
                                         -----------  ---------   ---------- ---------  --------  ----------   -----------
Retained earnings, end of period.......     $448,208    $63,586      $72,830     $   -    $    -   $(136,416)     $448,208
                                          ==========  =========   ========== =========  ========  ==========   ===========

Consolidating statement of income
                                                                   Three months ended September 30, 1999
                                              ----------------------------------------------------------------------------------
                                                                                                      Reclassi-
                                                                                                      fications
                                                                                   HECO       HECO       and
                                                                                  Capital   Capital    Elimina-        HECO
(in thousands)                                  HECO        HELCO       MECO      Trust I   Trust II     tions     Consolidated
--------------------------------------------------------------------------------------------------------------------------------
Operating revenues.......................       $192,920    $41,212      $41,793    $    -    $     -     $    -      $275,925
                                             -----------  ---------   ---------- ---------  --------- ----------   -----------
Operating expenses
Fuel oil.................................         36,428      9,157       13,357         -          -          -        58,942
Purchased power..........................         63,578      7,064        1,310         -          -          -        71,952
Other operation..........................         24,284      5,911        5,535         -          -          -        35,730
Maintenance..............................          7,727      1,625        5,084         -          -          -        14,436
Depreciation.............................         14,040      4,492        4,790         -          -          -        23,322
Taxes, other than income taxes...........         18,223      3,837        3,979         -          -          -        26,039
Income taxes.............................          8,704      2,541        2,174         -          -          -        13,419
                                             -----------  ---------   ---------- ---------  --------- ----------   -----------
                                                 172,984     34,627       36,229         -          -          -       243,840
                                             -----------  ---------   ---------- ---------  --------- ----------   -----------
Operating income.........................         19,936      6,585        5,564         -          -          -        32,085
                                             -----------  ---------   ---------- ---------  --------- ----------   -----------
Other income
Allowance for equity funds used
   during construction...................            880        100          196         -          -          -         1,176
Equity in earnings of subsidiaries.......          7,421          -            -         -          -     (7,421)            -
Other, net...............................            889        266          292     1,037        941     (2,427)          998
                                             -----------  ---------   ---------- ---------  --------- ----------   -----------
                                                   9,190        366          488     1,037        941     (9,848)        2,174
                                             -----------  ---------   ---------- ---------  --------- ----------   -----------
Income before interest and
   other charges.........................         29,126      6,951        6,052     1,037        941     (9,848)       34,259
                                             -----------  ---------   ---------- ---------  --------- ----------   -----------
Interest and other charges
Interest on long-term debt...............          5,776      2,148        2,389         -          -          -        10,313
Amortization of net bond premium
   and expense...........................            284         69           83         -          -          -           436
Other interest charges...................          3,040        718          163         -          -     (2,427)        1,494
Allowance for borrowed funds used
   during construction...................           (558)       (61)         (97)        -          -          -          (716)
Preferred stock dividends of
subsidiaries.............................              -          -            -         -          -        229           229
Preferred securities distributions
   of trust subsidiaries.................              -          -           -          -          -      1,919         1,919
                                             -----------  ---------   ---------- ---------  --------- ----------   -----------
                                                   8,542      2,874        2,538         -          -       (279)       13,675
                                             -----------  ---------   ---------- ---------  --------- ----------   -----------
Income before preferred stock
   dividends of HECO.....................         20,584      4,077        3,514     1,037        941     (9,569)       20,584
Preferred stock dividends of HECO........            269        133           96     1,007        912     (2,148)          269
                                             -----------  ---------   ---------- ---------  --------- ----------   -----------
Net income for common stock..............     $   20,315   $  3,944     $  3,418    $   30    $    29    $(7,421)     $ 20,315
                                             ===========  =========   ========== =========  ========= ==========   ===========

Consolidating statement of retained earnings
                                                                   Three months ended September 30, 1999
                                             -----------------------------------------------------------------------------------
                                                                                                      Reclassi-
                                                                                                      fications
                                                                                   HECO       HECO       and
                                                                                  Capital   Capital    Elimina-        HECO
(in thousands)                                  HECO        HELCO       MECO      Trust I   Trust II    tions      Consolidated
--------------------------------------------------------------------------------------------------------------------------------
Retained earnings, beginning of period...       $415,944    $56,918      $67,455    $    -    $    -   $(124,373)     $415,944
Net income for common stock..............         20,315      3,944        3,418        30         29     (7,421)       20,315
Common stock dividends...................        (14,419)    (1,340)          -        (30)       (29)     1,399       (14,419)
                                             -----------  ---------   ---------- ---------  --------- ----------   -----------
Retained earnings, end of period.........       $421,840    $59,522      $70,873     $   -      $   -  $(130,395)     $421,840
                                             ===========  =========   ========== =========  ========= ==========   ===========

Consolidating statement of income
                                                                Nine months ended September 30, 2000
                                         -----------------------------------------------------------------------------------

                                                                                                  Reclassi-
                                                                                                  fications
                                                                               HECO       HECO        and
                                                                              Capital   Capital    Elimina-        HECO
(in thousands)                              HECO        HELCO       MECO      Trust I   Trust II     tions     Consolidated
----------------------------------------------------------------------------------------------------------------------------
Operating revenues....................... $  648,225  $ 141,030    $ 140,912    $    -    $     -     $    -      $930,167
                                          ----------  ---------   ---------- ---------  --------- ----------   -----------
Operating expenses
Fuel oil.................................    171,972     35,917       54,241         -          -          -       262,130
Purchased power..........................    191,082     29,647        5,033         -          -          -       225,762
Other operation..........................     57,118     13,669       15,000         -          -          -        85,787
Maintenance..............................     26,726      6,165        9,420         -          -          -        42,311
Depreciation.............................     44,106     14,507       14,656         -          -          -        73,269
Taxes, other than income taxes...........     61,257     13,400       13,324         -          -          -        87,981
Income taxes.............................     29,450      7,842        8,930         -          -          -        46,222
                                          ----------  ---------   ---------- ---------  --------- ----------   -----------
                                             581,711    121,147      120,604         -          -          -       823,462
                                          ----------  ---------   ---------- ---------  --------- ----------   -----------
Operating income.........................     66,514     19,883       20,308         -          -          -       106,705
                                          ----------  ---------   ---------- ---------  --------- ----------   -----------
Other income
Allowance for equity funds used
   during construction...................      3,081        210          811         -          -          -         4,102
Equity in earnings of subsidiaries.......     26,345          -            -         -          -    (26,345)            -
Other, net...............................      3,640        613          911     3,112      2,822     (7,529)        3,569
                                          ----------  ---------   ---------- ---------  --------- ----------   -----------
                                              33,066        823        1,722     3,112      2,822    (33,874)        7,671
                                          ----------  ---------   ---------- ---------  --------- ----------   -----------
Income before interest and
   other charges.........................     99,580     20,706       22,030     3,112      2,822    (33,874)      114,376
                                          ----------  ---------   ---------- ---------  --------- ----------   -----------
Interest and other charges
Interest on long-term debt...............     17,318      5,715        6,843         -          -          -        29,876
Amortization of net bond premium
   and expense...........................        952        234          266         -          -          -         1,452
Other interest charges...................      9,441      2,286        1,059         -          -     (7,529)        5,257
Allowance for borrowed funds used
   during construction...................     (1,700)      (126)        (394)        -          -          -        (2,220)
Preferred stock dividends of
subsidiaries.............................          -          -            -         -          -        686           686
Preferred securities distributions
   of trust subsidiaries.................          -          -           -          -          -      5,756         5,756
                                          ----------  ---------   ---------- ---------  --------- ----------   -----------
                                              26,011      8,109        7,774         -          -     (1,087)       40,807
                                          ----------  ---------   ---------- ---------  --------- ----------   -----------
Income before preferred stock
   dividends of HECO.....................     73,569     12,597       14,256     3,112      2,822    (32,787)       73,569
Preferred stock dividends of HECO........        810        400          286     3,019      2,737     (6,442)          810
                                          ----------  ---------   ---------- ---------  --------- ----------   -----------
Net income for common stock.............. $   72,759  $  12,197    $  13,970   $    93    $    85   $(26,345)     $ 72,759
                                          ==========  =========   ========== =========  ========= ==========   ===========

Consolidating statement of retained earnings
                                                                Nine months ended September 30, 2000
                                          ----------------------------------------------------------------------------------

                                                                                                  Reclassi-
                                                                                                  fications
                                                                               HECO       HECO       and
                                                                              Capital   Capital    Elimina-        HECO
(in thousands)                              HECO        HELCO       MECO      Trust I   Trust II    tions      Consolidated
----------------------------------------------------------------------------------------------------------------------------
Retained earnings, beginning of period...   $425,206    $59,806     $ 69,633    $    -    $     -  $(129,439)     $425,206
Net income for common stock..............     72,759     12,197       13,970        93         85    (26,345)       72,759
Common stock dividends...................    (49,757)    (8,417)     (10,773)      (93)       (85)    19,368       (49,757)
                                          ----------  ---------   ---------- ---------  --------- ----------   -----------
Retained earnings, end of period.........   $448,208    $63,586     $ 72,830    $    -    $     -  $(136,416)     $448,208
                                          ==========  =========   ========== =========  ========= ==========   ===========

Consolidating statement of income
                                                                Nine months ended September 30, 1999
                                         -----------------------------------------------------------------------------------
                                                                                                  Reclassi-
                                                                                                  fications
                                                                               HECO       HECO       and
                                                                              Capital   Capital    Elimina-        HECO
(in thousands)                              HECO        HELCO       MECO      Trust I   Trust II    tions      Consolidated
----------------------------------------------------------------------------------------------------------------------------
                                                                                                           -
Operating revenues.......................   $532,595   $116,039     $114,774    $    -    $    -  $               $763,408
                                          ----------  ---------   ---------- ---------  --------- ----------   -----------
Operating expenses
Fuel oil.................................     96,247     22,027       32,772         -          -          -       151,046
Purchased power..........................    173,127     21,922        4,532         -          -          -       199,581
Other operation..........................     66,340     18,760       15,430         -          -          -       100,530
Maintenance..............................     22,153      6,820       12,351         -          -          -        41,324
Depreciation.............................     42,212     13,471       14,358         -          -          -        70,041
Taxes, other than income taxes...........     50,551     10,974       10,934         -          -          -        72,459
Income taxes.............................     23,936      5,593        6,679         -          -          -        36,208
                                          ----------  ---------   ---------- ---------  --------- ----------   -----------
                                             474,566     99,567       97,056         -          -          -       671,189
                                          ----------  ---------   ---------- ---------  --------- ----------   -----------
Operating income.........................     58,029     16,472       17,718         -          -          -        92,219
                                          ----------  ---------   ---------- ---------  --------- ----------   -----------
Other income
Allowance for equity funds used
   during construction...................      2,441        255          506         -          -          -         3,202
Equity in earnings of subsidiaries.......     19,259          -            -         -          -    (19,259)            -
Other, net...............................      3,205        774          593     3,112      2,812     (7,126)        3,370
                                          ----------  ---------   ---------- ---------  --------- ----------   -----------
                                              24,905      1,029        1,099     3,112      2,812    (26,385)        6,572
                                          ----------  ---------   ---------- ---------  --------- ----------   -----------
Income before interest and
   other charges.........................     82,934     17,501       18,817     3,112      2,812    (26,385)       98,791
                                          ----------  ---------   ---------- ---------  --------- ----------   -----------
Interest and other charges
Interest on long-term debt...............     16,899      6,211        7,029         -          -          -        30,139
Amortization of net bond premium
   and expense...........................        786        168          249         -          -          -         1,203
Other interest charges...................      9,270      2,228        1,042         -          -     (7,126)        5,414
Allowance for borrowed funds used
   during construction...................     (1,549)      (158)        (248)        -          -          -        (1,955)
Preferred stock dividends of
subsidiaries.............................          -          -            -         -          -        716           716
Preferred securities distributions
   of trust subsidiaries.................          -          -            -         -          -      5,746         5,746
                                          ----------  ---------   ---------- ---------  --------- ----------   -----------
                                              25,406      8,449        8,072         -          -       (664)       41,263
                                          ----------  ---------   ---------- ---------  --------- ----------   -----------
Income before preferred stock
   dividends of HECO.....................     57,528      9,052       10,745     3,112      2,812    (25,721)       57,528
Preferred stock dividends of HECO........        908        400          316     3,019      2,727     (6,462)          908
                                          ----------  ---------   ---------- ---------  --------- ----------   -----------
Net income for common stock..............  $  56,620   $  8,652     $ 10,429   $    93    $    85   $(19,259)     $ 56,620
                                          ==========  =========   ========== =========  ========= ==========   ===========

Consolidating statement of retained earnings
                                                                Nine months ended September 30, 1999
                                         -----------------------------------------------------------------------------------
                                                                                                  Reclassi-
                                                                                                  fications
                                                                               HECO       HECO       and
                                                                              Capital   Capital    Elimina-        HECO
(in thousands)                              HECO        HELCO       MECO      Trust I   Trust II    tions      Consolidated
----------------------------------------------------------------------------------------------------------------------------
Retained earnings, beginning of period.     $405,836    $57,210      $62,992    $    -    $     -  $(120,202)     $405,836
Net income for common stock............       56,620      8,652       10,429        93         85    (19,259)       56,620
Common stock dividends.................      (40,616)    (6,340)      (2,548)      (93)       (85)     9,066       (40,616)
                                          ----------  ---------   ---------- ---------  --------- ----------   -----------
Retained earnings, end of period.......     $421,840    $59,522      $70,873     $   -    $     -  $(130,395)     $421,840
                                          ==========  =========   ========== =========  ========= ==========   ===========

Consolidating statement of cash flows
                                                                Nine months ended September 30, 2000
                                         -----------------------------------------------------------------------------------
                                                                                                  Reclassi-
                                                                                                  fications
                                                                               HECO       HECO       and
                                                                              Capital   Capital    Elimina-        HECO
(in thousands)                              HECO        HELCO       MECO      Trust I   Trust II    tions      Consolidated
----------------------------------------------------------------------------------------------------------------------------
Cash flows from operating activities
Income before preferred stock
   dividends of HECO......................   $73,569    $12,597      $14,256    $3,112     $2,822   $(32,787)       $73,569
Adjustments to reconcile income before
   preferred stock dividends of HECO to
   net cash provided by operating
   activities
      Equity in earnings..................   (26,345)         -            -         -          -     26,345              -
      Common stock dividends received
           from subsidiaries..............    19,368          -            -         -          -    (19,368)             -
      Depreciation of property,
           plant and equipment............    44,106     14,507       14,656         -          -          -         73,269
      Other amortization..................     3,436        670        1,273         -          -          -          5,379
      Deferred income taxes...............     6,532        247         (174)        -          -          -          6,605
      Tax credits, net....................       933        139          (56)        -          -          -          1,016
      Allowance for equity funds used
           during construction............    (3,081)      (210)        (811)        -          -          -         (4,102)
      Changes in assets and liabilities
          Increase in accounts
                receivable................    (8,965)    (2,657)      (1,557)        -          -      1,899        (11,280)
          Increase in accrued
                unbilled revenues.........    (4,606)      (464)      (1,018)        -          -          -         (6,088)
          Decrease (increase) in fuel
                oil stock.................     2,594       (318)       1,543         -          -          -          3,819
          Decrease (increase) in
                materials and supplies....      (392)        77          227         -          -          -            (88)
          Increase in regulatory assets       (1,403)      (174)      (1,130)        -          -          -         (2,707)
          Increase (decrease) in
                accounts payable..........     1,108      4,035       (2,899)        -          -          -          2,244
          Changes in other assets
                and liabilities...........    (8,752)     8,729        9,525         -          -      3,857         13,359
                                            --------  ----------- ---------- ---------- --------- ------------ -------------
Net cash provided by operating
      activities..........................    98,102     37,178       33,835     3,112      2,822    (20,054)       154,995
                                            --------  ----------- ---------- ---------- --------- ------------ -------------
Cash flows from investing activities
Capital expenditures......................   (51,023)   (16,088)     (21,844)        -          -          -        (88,955)
Contributions in aid of construction......     2,927      2,479        1,307         -          -          -          6,713
Advances to (repayments from) affiliates..    11,400          -       (2,100)        -          -     (9,300)             -
Payments on notes receivable..............         -        138            -         -          -          -            138
                                            --------  ----------- ---------- ---------- --------- ------------ -------------
Net cash used in investing activities.....   (36,696)   (13,471)     (22,637)        -          -     (9,300)       (82,104)
                                            --------  ----------- ---------- ---------- --------- ------------ -------------
Cash flows from financing activities
Common stock dividends....................   (49,757)    (8,417)     (10,773)      (93)       (85)    19,368        (49,757)
Preferred stock dividends.................      (810)      (400)        (286)        -          -        686           (810)
Preferred securities distributions
     of trust subsidiaries................         -          -            -    (3,019)    (2,737)         -         (5,756)
Proceeds from issuance of
     long-term debt.......................    13,059         91            -         -          -          -         13,150
Net decrease in short-term borrowings
     from nonaffiliates and affiliate
     with original maturities of three
     months or less.......................   (22,610)   (11,400)           -         -          -      9,300        (24,710)
Other.....................................    (2,318)    (1,224)           -         -          -          -         (3,542)
                                            --------  ----------- ---------- ---------- --------- ------------ -------------
Net cash used in financing activities.....   (62,436)   (21,350)     (11,059)   (3,112)    (2,822)    29,354        (71,425)
                                            --------  ----------- ---------- ---------- --------- ------------ -------------
Net increase (decrease) in
     cash and equivalents.................    (1,030)     2,357          139         -          -          -          1,466
Cash and equivalents,
     beginning of period..................     1,039        198          729         -          -          -          1,966
                                            --------  ----------- ---------- ---------- --------- ------------ -------------
Cash and equivalents, end of period.......  $      9  $   2,555    $     868   $     -    $     - $        -       $  3,432
                                            ========  =========== ========== ========== ========= ============ =============

Consolidating statement of cash flows
                                                                Nine months ended September 30, 1999
                                         -----------------------------------------------------------------------------------

                                                                                                 Reclassi-
                                                                                                 fications
                                                                               HECO       HECO       and
                                                                              Capital   Capital   Elimina-         HECO
(in thousands)                              HECO        HELCO       MECO      Trust I   Trust II    tions     Consolidated
----------------------------------------------------------------------------------------------------------------------------
Cash flows from operating activities
Income before preferred stock
   dividends of HECO......................   $57,528   $  9,052      $10,745    $3,112    $ 2,812   $(25,721)       $57,528
Adjustments to reconcile income before
   preferred stock dividends of HECO to
   net cash provided by operating
   activities
      Equity in earnings..................   (19,259)         -            -         -          -     19,259              -
      Common stock dividends received
           from subsidiaries..............     9,066          -            -         -          -     (9,066)             -
      Depreciation of property,
           plant and equipment............    42,212     13,471       14,358         -          -          -         70,041
      Other amortization..................     2,235        570        1,913         -          -          -          4,718
      Deferred income taxes...............     1,129       (453)        (363)        -          -          -            313
      Tax credits, net....................     1,304        318          (54)        -          -          -          1,568
      Allowance for equity funds used
           during construction............    (2,441)      (255)        (506)        -          -          -         (3,202)
      Changes in assets and liabilities
          Decrease (increase) in
                accounts receivable.......     3,020      1,170       (1,073)        -        178        840          4,135
          Increase in accrued
                unbilled revenues.........    (2,423)      (718)        (982)        -          -          -         (4,123)
          Increase in fuel oil stock......    (7,271)      (734)      (1,788)        -          -          -         (9,793)
          Increase in materials and
          supplies........................    (1,796)      (222)         (26)        -          -          -         (2,044)
          Decrease (increase) in
          regulatory assets...............       707     (1,323)      (1,848)        -          -          -         (2,464)
          Increase in accounts payable....     6,392        195        4,154         -          -          -         10,741
          Changes in other assets
                and liabilities...........     6,560      1,439        4,819         -       (178)     4,906         17,546
                                            --------- ----------- ---------- ---------- --------- ------------ -------------
Net cash provided by operating
      activities..........................    96,963     22,510       29,349     3,112      2,812     (9,782)       144,964
                                            --------- ----------- ---------- ---------- --------- ------------ -------------
Cash flows from investing activities
Capital expenditures......................   (41,322)   (12,737)     (14,655)        -          -          -        (68,714)
Contributions in aid of construction......     4,600        757          970         -          -          -          6,327
Advances to (repayments from) affiliates..     4,400          -       (8,800)        -          -      4,400              -
Proceeds from sale of assets..............     1,499          -            -         -          -          -          1,499
Payments on notes receivable..............         -      1,199            -         -          -          -          1,199
                                            --------- ----------- ---------- ---------- --------- ------------ -------------
Net cash used in investing activities.....   (30,823)   (10,781)     (22,485)        -          -      4,400        (59,689)
                                            --------- ----------- ---------- ---------- --------- ------------ -------------
Cash flows from financing activities
Common stock dividends....................   (40,616)    (6,340)      (2,548)      (93)       (85)     9,066        (40,616)
Preferred stock dividends.................      (908)      (400)        (316)        -          -        716           (908)
Preferred securities distributions
     of trust subsidiaries................         -          -            -    (3,019)    (2,727)         -         (5,746)
Proceeds from issuance of
     long-term debt.......................    39,313     24,843        8,896         -          -          -         73,052
Repayment of long-term debt...............   (30,000)   (11,000)      (9,000)        -          -          -        (50,000)
Redemption of preferred stock.............   (28,600)   (10,000)      (8,480)        -          -          -        (47,080)
Net decrease in short-term borrowings
     from nonaffiliates and affiliate
     with original maturities of three
     months or less.......................   (27,502)    (4,400)           -         -          -     (4,400)       (36,302)
Other.....................................    (4,768)    (1,267)        (244)        -          -          -         (6,279)
                                            --------- ----------- ---------- ---------- --------- ------------ -------------
Net cash used in financing activities.....   (93,081)    (8,564)     (11,692)   (3,112)    (2,812)     5,382       (113,879)
                                            --------- ----------- ---------- ---------- --------- ------------ -------------
Net increase (decrease) in
     cash and equivalents.................   (26,941)     3,165       (4,828)        -          -          -        (28,604)
Cash and equivalents,
     beginning of period..................    29,753     10,024       15,006         -          -          -         54,783
                                            --------- ----------- ---------- ---------- --------- ------------ -------------
Cash and equivalents, end of period.......  $  2,812  $  13,189   $   10,178   $     -    $     - $        -      $  26,179
                                            ========= =========== ========== ========== ========= ============ =============

HECO has not provided separate financial statements and other disclosures concerning HELCO and MECO because management has concluded that such financial statements and other information are not material to holders of the 1997 and 1998 junior deferrable debentures issued by HELCO and MECO which have been fully and unconditionally guaranteed by HECO.

(9) Reconciliation of electric utility operating income per HEI and HECO consolidated statements of income

                                                                        Three months ended           Nine months ended
                                                                           September 30,               September 30,
                                                                      ------------------------   ----------------------
(in thousands)                                                           2000        1999             2000       1999
-----------------------------------------------------------------------------------------------------------------------
Operating income from regulated and nonregulated activities
 before income taxes (per HEI consolidated statements of income)..     $ 53,293    $ 46,472       $ 156,538   $ 131,709
Deduct:
 Income taxes on regulated activities.............................      (15,828)    (13,419)        (46,222)    (36,208)
 Revenues from nonregulated activities............................       (2,061)     (1,358)         (4,407)     (3,938)
Add:
 Expenses from nonregulated activities............................           98         390             796         656
                                                                    -----------  ----------      ----------  ----------
Operating income from regulated activities after income taxes
 (per HECO consolidated statements of income).....................     $ 35,502    $ 32,085       $ 106,705   $  92,219
                                                                    ===========  ==========      ==========  ==========

Management's discussion and analysis of financial condition and results of operations

The following discussion should be read in conjunction with the consolidated financial statements of HEI and HECO and accompanying notes.

                             RESULTS OF OPERATIONS

Electric utility
----------------

                                      Three months ended
(in thousands, except per                September 30,                  %
                               ----------------------------------
barrel amounts)                       2000              1999          Change            Primary reason(s) for significant change
------------------------------------------------------------------------------------------------------------------------------------
Revenues......................       $337,324          $277,283         22           Higher fuel oil and purchased energy prices,
                                                                                     the effects of which are passed on to
                                                                                     customers ($50 million), and 4.1% higher KWH
                                                                                     sales ($8 million)
Expenses
  Fuel oil.....................        95,883            58,942         63           Higher fuel oil prices and more KWHs generated

  Purchased power..............        85,092            71,952         18           Higher fuel prices and more KWHs purchased

  Other........................       103,056            99,917          3           Higher taxes, other than income taxes,
                                                                                     maintenance and depreciation expenses, partly
                                                                                     offset by lower other operation expenses
                                                                                     (including lower retirement benefits expenses)

Operating income..............         53,293            46,472         15           Higher KWH sales and lower other operation
                                                                                     expenses, partly offset by higher taxes,
                                                                                     other than income taxes, maintenance and
                                                                                     depreciation expenses

Net  income...................         25,020            20,315         23           Higher operating income and AFUDC, partially
                                                                                     offset by higher income taxes

Kilowatthour sales (millions).          2,433             2,338          4

Fuel oil price per barrel.....       $  34.42          $  21.69         59

                                      Nine months ended
(in thousands, except per               September 30,             %
                                ----------------------------
barrel amounts)                       2000         1999         change            Primary reason(s) for significant change
--------------------------------------------------------------------------------------------------------------------------------
Revenues......................       $934,574     $767,346        22          Higher fuel oil and purchased energy prices,
                                                                              the effects of which are passed on to
                                                                              customers ($145 million), 3.1% higher KWH
                                                                              sales ($20 million) and the recovery of
                                                                              integrated resource planning costs
Expenses
 Fuel oil.....................        262,130      151,046        74          Higher fuel oil prices and more KWHs generated

 Purchased power..............        225,762      199,581        13          Higher fuel prices and more KWHs purchased

 Other........................        290,144      285,010         2          Higher taxes, other than income taxes,
                                                                              maintenance and depreciation expenses, partly
                                                                              offset by lower other operation expense
                                                                              (including lower retirement benefits expenses)

Operating income..............        156,538      131,709        19          Higher KWH sales and lower other operation
                                                                              expense, partly offset by higher taxes, other
                                                                              than income taxes, maintenance and
                                                                              depreciation expenses

Net  income...................         72,759       56,620        29          Higher operating income and AFUDC, partially
                                                                              offset by higher income taxes

Kilowatthour sales (millions).          6,902        6,692         3

Fuel oil price per barrel.....       $  32.09     $  18.86        70

Kilowatthour (KWH) sales in the third quarter and first nine months of 200 0 increased 4.1% and 3.1%, respectively, from the same periods in 1999, partly due to an increase in the number of customers, warmer weather and an improvement in Hawaii's economy. From December 1999 to September 2000, fuel prices on Oahu have increased approximately 33%, however, the typical monthly Oahu residential electricity bill for 600 KWH has increased only 8%. HECO and its subsidiaries pass both increases and decreases in the cost of fuel and purchased energy prices through to their customers via their Energy Cost Adjustment Clauses. In spite of the increase in rates due to higher fuel prices, the electric utilities' KWH sales have increased. Electric utility operating income for the first nine months of 2000 increased 19% from the first nine months of 1999, primarily due to the higher KWH sales and 10% lower other operation and maintenance expenses ($14 million). Other operation expenses were lower primarily due to a decrease of approximately $9 million in pension and other postretirement benefits expenses partly due to an increase in the discount rate (from 6.50% at December 31, 1998 to 7.75% at December 31, 1999) and a change in the method of determining market-related value of retirement benefit plan assets (see note (2) in HECO's "Notes to consolidated financial statements").

Competition

The electric utility industry is becoming increasingly competitive. IPPs are well established in Hawaii and continue to actively pursue new projects. Customer self-generation, with or without cogeneration, has made inroads in Hawaii and is a continuing competitive factor. Competition in the generation sector in Hawaii is moderated, however, by the scarcity of generation sites, various permitting processes and lack of interconnections to other electric utilities. HECO has been able to compete successfully by offering customers economic alternatives that, among other things, employ energy efficient electrotechnologies such as the heat pump water heater.

On December 30, 1996, the PUC instituted a proceeding to identify and examine the issues surrounding electric competition and to determine the impact of competition on the electric utility infrastructure in Hawaii. In their statement of position (SOP), HECO and its subsidiaries proposed to achieve some of the benefits of competition through proposals for (1) competitive bidding for new generation, (2) performance-based rate-making (which would include an index-based price cap, an earnings sharing mechanism and a benchmark incentive plan) and (3) innovative pricing provisions (including rate restructuring, expanded time-of-use rates, customer migration rates such as standby charges, flexible pricing to encourage economic development and to compete with customer generation options, new service options and two-part rates incorporating real-time pricing). HECO suggests in its SOP that these proposals be implemented through PUC approval of applications submitted in a series of separate proceedings to be initiated by HECO in 1999 and 2000. See "Competition proceeding" in note (4) in HECO's "Notes to consolidated financial statements."

PUC regulation of electric utility rates

The PUC has broad discretion in its regulation of the rates charged by HEI's electric utility subsidiaries and in other matters. Any adverse decision and order (D&O) by the PUC concerning the level or method of determining electric utility rates, the authorized returns on equity or other matters, or any prolonged delay in rendering a D&O in a rate or other proceeding, could have a material adverse effect on the Company's financial condition and results of operations. Upon a showing of probable entitlement, the PUC is required to issue an interim D&O in a rate case within 10 months from the date of filing a completed application if the evidentiary hearing is completed (subject to extension for 30 days if the evidentiary hearing is not completed). There is no time limit for rendering a final D&O. Interim rate increases are subject to refund with interest, pending the final outcome of the case. Management cannot predict with certainty when D&Os in pending or future rate cases will be rendered or the amount of any interim or final rate increase that may be granted.

Recent rate requests

HEI's electric utility subsidiaries initiate PUC proceedings from time to time to request electric rate increases to cover rising operating costs, the cost of purchased power and the cost of plant and equipment, including the cost of new capital projects to maintain and improve service reliability. As of September 30, 2000, the return on average common equity (ROACE) found by the PUC to be reasonable in the most recent final rate decision for each utility was 11.4% for HECO (D&O issued on December 11, 1995 and based on a 1995 test year), 11.65% for HELCO (D&O issued on April 2, 1997 and based on a 1996 test year) and 10.94% for MECO (D&O issued on April 6, 1999 and based on a 1999 test year).

Hawaii Electric Light Company, Inc.
-----------------------------------
 . In October 1999, HELCO filed a request to increase rates by 9.6%, or $15.5 million in annual revenues, based on a 2000 test year, primarily to recover (1) costs relating to the agreement to buy power from the 60 MW plant of Hamakua Energy Partners, L.P. (Hamakua) and (2) depreciation of and a return on additional investments in plant and equipment since the last rate case, including pre-PSD facilities placed in service at the Keahole power plant (see "HELCO power situation--Pre-PSD work and notices of violation" in note (4) of HECO's "Notes to consolidated financial statements").

The Consumer Advocate filed its testimony on May 8, 2000. HELCO filed its rebuttal testimony on June 19, 2000 and continued to justify an increase of at least $15.5 million and a ROACE of 13.25% for the 2000 test year. Hearings were held in August 2000. In September 2000, HELCO received an interim D&O from the PUC which authorized a 1.93%, or $3.5 million, increase in annual revenues, effective September 1, 2000 and based on an 11.65% ROACE which was the ROACE authorized in HELCO's previous rate case.

To simplify and expedite the rate case proceeding, HELCO and the Consumer Advocate entered into a negotiated settlement agreement, subject to PUC consideration and approval, with respect to certain test year estimates. As part of the settlement agreement, HECO, MECO and HELCO (the electric utilities) agreed to make a prospective change to their accounting treatment of canceled project costs. Historically, the electric utilities classified projects that did not materialize as either canceled or abandoned, depending on whether the projects were stopped before (canceled) or after (abandoned) significant costs were incurred for material purchases and/or construction. The parties agreed that effective October 1, 2000, the electric utilities will charge the costs of canceled projects to operating expense, which is similar to and consistent with the treatment for abandoned project costs. An appropriate amount of canceled project costs will be included in revenue requirements in rate case proceedings. Prior to October 1, 2000, the electric utilities allocated the costs of canceled projects to on-going capital projects, operation and maintenance expenses and other accounts through a clearing process. Management believes that this change in accounting procedure will not have a material effect on the electric utilities' results of operations, financial condition or liquidity. The electric utilities may seek PUC approval for different accounting treatments in unusual or special circumstances.

The interim D&O granted rate relief for the cost to buy power from Phase I of the Hamakua facility, which is currently in service. HELCO has requested a step increase in rates when Phase II of the Hamakua facility is placed in service in late November 2000, if a final D&O has not been issued by that time. While certain revenue requirement amounts contested by the Consumer Advocate were included in rates approved on an interim basis, others were not. For example, the interim D&O included rates to cover HELCO's calculation of fuel oil expense and its purchase power payments to HCPC, but did not include rates to cover depreciation of and a return on investments in facilities placed in service since the last rate case at the Keahole Power Plant to serve both existing and yet unbuilt generating units. The Consumer Advocate disagreed with HELCO's calculations and objected to including such pre-service costs in rates until the new generating units are in service.

The PUC may grant an interim rate increase (subject to refund with interest pending the final outcome of the case) if the PUC believes that the public utility is probably entitled to an increase in its rates. The adoption of revenue, expense, rate base and cost of capital amounts (including the ROACE) for purposes of an interim rate increase does not commit the PUC to accept any such amounts in its final D&O. In determining such interim amounts, the PUC has stated that it must often postpone determinations of reasonableness with respect to contested matters.

 . The timing of a future HELCO rate increase request, if any, to recover costs relating to adding CT-4 and CT-5 will depend on future circumstances. See "HELCO power situation" in note (4) of HECO's "Notes to consolidated financial statements."

Accounting for the effects of certain types of regulation

In accordance with SFAS No. 71, "Accounting for the Effects of Certain Types of Regulation," the Company's financial statements reflect assets and costs of HECO and its subsidiaries based on current cost-based rate-making regulations. Management believes HECO and its subsidiaries' operations currently satisfy the SFAS No. 71 criteria. However, if events or circumstances should change so that those criteria are no longer satisfied, management believes that a material adverse effect on the Company's results of operations, financial position or liquidity may result. As of September 30, 2000, HECO's consolidated regulatory assets amounted to $116 million.

Contingencies
-------------

See note (4) in HECO's "Notes to consolidated financial statements" for a discussion of contingencies.

Recent accounting pronouncements
--------------------------------

See note (6) in HECO's "Notes to consolidated financial statements."

                              FINANCIAL CONDITION

Liquidity and capital resources
-------------------------------

Consolidated HECO believes that its ability to generate cash, both internally from operations and externally from debt and equity issues, is adequate to maintain sufficient liquidity to fund their respective construction programs and to satisfy debt and other cash requirements in the foreseeable future.

HECO's consolidated capital structure was as follows:


(in millions)                                                September 30, 2000                        December 31, 1999
--------------------------------------------------------------------------------------------------------------------------------
Short-term borrowings.............................            $   82                  5%                $  107                 6%
Long-term debt....................................               659                 39                    646                38
HECO-obligated preferred securities of trust
 subsidiaries.....................................               100                  6                    100                 6

Preferred stock...................................                34                  2                     34                 2
Common stock equity...............................               829                 48                    806                48
                                                      --------------     --------------         --------------    --------------
                                                              $1,704                100%                $1,693               100%
                                                      ==============     ==============         ==============    ==============

Operating activities provided $155 million in net cash during the first nine months of 2000. Investing activities used net cash of $82 million, primarily for capital expenditures. Financing activities used net cash of $71 million, including $56 million for the payment of common and preferred dividends and preferred securities distributions and $25 million for the net repayment of short-term borrowings, partially offset by a $13 million net increase in long-term debt.

The electric utilities' consolidated financing requirements for 2000 through 2004, including net capital expenditures and long-term debt retirements, are estimated to total $595 million. HECO's consolidated internal sources, after the payment of common stock and preferred stock dividends, are expected to provide cash in excess of the consolidated financing requirements and may also be used to repay short-term borrowings. As of September 30, 2000, $30 million of proceeds from previous sales by the Department of Budget and Finance of the State of Hawaii of special purpose revenue bonds issued for the benefit of HECO, MECO and HELCO remain undrawn. Also as of September 30, 2000, an additional $65 million of special purpose revenue bonds remains authorized by the Hawaii Legislature for issuance for the benefit of HECO and HELCO prior to the end of 2003. The equity requirements of HECO and its subsidiaries over the five-year period will likely be met by retained earnings. The PUC must approve issuances, if any, of long-term debt and equity securities by HECO, HELCO and MECO.

Capital expenditures include the costs of projects which are required to meet expected load growth, to improve reliability, and to replace and upgrade existing equipment. Gross capital expenditures requiring the use of cash totaled approximately $112.3 million in 1999, of which $66.4 million was attributable to HECO, $20.9 million to HELCO and $25.0 million to MECO. Approximately 71% of the 1999 gross capital expenditures was for transmission and distribution projects and approximately 29% was for generation and general plant projects. Cash contributions in aid of construction for 1999 totaled $13.8 million.

The current consolidated forecast of net capital expenditures for HECO and the Subsidiaries, which excludes AFUDC and capital expenditures funded by third-party contributions in aid of construction, for the five-year period 2000 through 2004, is approximately $571 million. Approximately 70% of gross capital expenditures forecast for this period, including AFUDC and third-party contributions in aid of construction, is for transmission and distribution projects, with the remaining 30% primarily for generation projects. The net and gross capital expenditures for HECO and the Subsidiaries for 2000 are currently estimated to be $140 million and $161 million, respectively.

For 2000, electric utility net capital expenditures are estimated to be $140 million. Gross capital expenditures are estimated to be $161 million, comprised of approximately $109 million for transmission and distribution projects, approximately $39 million for new generation projects and approximately $13 million for general plant and other projects. Drawdowns of proceeds from previous sales of tax-exempt special purpose revenue bonds and the generation of funds from internal sources are expected to provide the cash needed for net capital expenditures in 2000.

Management periodically reviews capital expenditure estimates and the timing of construction projects. These estimates may change significantly as a result of many considerations, including changes in economic conditions, changes in forecasts of KWH sales and peak load, the availability of purchased power and changes in expectations concerning the construction and ownership of future generating units, the availability of generating sites and transmission and distribution corridors, the ability to obtain adequate and timely rate increases, escalation in construction costs, demand-side management programs and requirements of environmental and other regulatory and permitting authorities.

Other information

Collective bargaining agreements

In August 2000, HECO, MECO and HELCO employees represented by the International Brotherhood of Electrical Workers, AFL-CIO, Local 1260, ratified new collective bargaining agreements covering approximately 62% of the employees of HECO, MECO and HELCO. The new collective bargaining agreements (including benefit agreements) cover a three-year period from November 1, 2000 through October 31, 2003. The main provisions of the agreements include noncompounded wage increases of 2.25% effective November 1, 2000, 2.5% effective November 1, 2001 and 2.5% effective November 1, 2002. The agreements also included increased employee contributions to medical premiums.

EPA inspections at HECO's Waiau and Honolulu generating stations

In September 1999, the EPA conducted unannounced National Pollutant Discharge Elimination System permit compliance inspections at HECO's Waiau and Honolulu generating stations. The resulting compliance inspection report issued by the EPA on December 22, 1999 cited procedural deficiencies in HECO's self-monitoring program. HECO submitted a response to the EPA's findings on January 27, 2000 and HECO has addressed the cited deficiencies. In September 2000, HECO and the EPA signed consent agreements under which HECO was required to pay $200,000 in penalties. The consent agreements are subject to public comments and final EPA approval.

Amended notice of property tax assessment for HELCO

In December 1999, the County Council of Hawaii County amended its ordinances to rescind the exemption from real property taxes for utility companies. The utilities currently pay a public service company tax that, by state statutory language, is partly in lieu of real property taxes. In March 2000, the Department of Finance, Real Property Division of the County of Hawaii, sent HELCO a notice of property assessment showing total real property taxes owed of approximately $0.2 million for the fiscal year July 2000 to June 2001 and, in April 2000, the Department sent HELCO an amended notice of property assessment showing total real property taxes owed of approximately $3.9 million. HELCO appealed both the March and April 2000 notices of property assessment. HELCO filed a motion for summary judgment to have the April 2000 amended notice of property assessment held unlawful, invalid and unenforceable on the grounds of denial of an exemption to which taxpayer HELCO is entitled, unconstitutionality and illegality, including overassessment, improper methodology and other procedural grounds. On July 10, 2000, the Hawaii Tax Court of Appeals ruled in HELCO's favor and granted the motion for summary judgment.

On August 10, 2000, HELCO paid its Public Service Company (PSC) tax monthly installment under protest and filed a complaint against the State in Tax Appeal Court. On August 20, 2000, HELCO paid its first semi-annual real property tax installment on the March assessment under protest, consistent with the real property tax appeal filed in Tax Appeal court.

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


The Tax Appeal Court has facilitated settlement discussions among the utilities, the County of Hawaii and the State. Discussions have expanded to include the other counties as well. In these settlement discussions, the parties are discussing a resolution which would involve dividing the PSC tax revenues between the State and the Counties. Details of the tentative settlement are still being negotiated.

On September 20, 2000, the Hawaii County Council passed Bill 276, Draft 3, which attempts to validate the methodology used in the April amended assessment and would allow the County to use the values in the annual financial reports submitted to the PUC, effective January 1, 2001. However, the ordinance provides that the County will not impose this methodology if enabling legislation is passed, which is consistent with the preliminary settlement discussions described above.

Ratio of earnings to fixed charges

The following table sets forth HECO's consolidated ratios of earnings to fixed charges for the periods indicated:


                                                                                                             Nine Months
                                                                                                                 Ended
                                                           Years Ended December 31,                          September 30,
                                                  ----------------------------------------------------------------------------
                                                     1995       1996       1997       1998       1999        1999       2000
                                                  ---------  ---------  ---------  ---------  ---------   ---------  ---------
Ratio of Earnings to Fixed Charges..............     3.46       3.58       3.26       3.33       3.09        3.07       3.68
                                                  =========  =========  =========  =========  =========   =========  =========

In computing the Ratio of Earnings to Fixed Charges, earnings represent Income Before Preferred Stock Dividends of HECO (reduced by Allowance for Borrowed Funds Used During Construction) plus federal and state income taxes and fixed charges. Fixed charges consist of interest on all indebtedness (without reduction for the Allowance for Borrowed Funds Used During Construction) plus amortization of net bond premium and expense, pre-tax preferred stock dividend requirements of MECO and HELCO, the estimated interest component of rentals and the preferred securities distribution requirements of HECO Capital Trust I and HECO Capital Trust II.



                                  SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrants have duly caused this report to be signed on their behalf by the undersigned thereunto duly authorized. The signature of the undersigned companies shall be deemed to relate only to matters having reference to such companies and any subsidiaries thereof.

HAWAIIAN ELECTRIC INDUSTRIES, INC.         HAWAIIAN ELECTRIC COMPANY, INC.
                      (Registrant)                            (Registrant)


 /s/ Robert F. Mougeot                      /s/ Paul A. Oyer
-------------------------------------      -------------------------------------
Robert F. Mougeot                          Paul A. Oyer
Financial Vice President and               Financial Vice President and
  Chief Financial Officer                    Treasurer of HECO
(Principal Financial Officer of HEI)       (Principal Financial Officer of HECO)

Date: October 25, 2000                     Date: October 25, 2000



                                      37